UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SPECTRUM BRANDS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3001 Deming Way

Middleton, WI 53562

July 7, 2022

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Spectrum Brands Holdings, Inc., to be held on August 9, 2022, at 10:00 a.m., Eastern Time, at the principal office of Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562.

At the meeting, stockholders will be asked to consider matters contained in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. We will also consider any additional business that may be properly brought before the Annual Meeting.

If you wish to attend the Annual Meeting in person, you must reserve your seat by July 22, 2022 by contacting our Investor Relations Department at investorrelations@spectrumbrands.com. Additional details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (608) 278-6148 or our proxy solicitor, Okapi Partners LLC, toll-free, at (855) 208-8902. If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, American Stock Transfer & Trust, by telephone at (800) 937-5449 (within the U.S.) or (718) 921-8124 (International). If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting or your stock ownership.

Stockholders of record can vote their shares by attending the Annual Meeting or by submitting a proxy through the mail, over the Internet, or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Please read the enclosed information carefully before voting your shares. You may also vote your shares by marking your votes on the enclosed proxy or following the enclosed voting instruction card. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name, you should vote your shares in accordance with the instructions of your bank or brokerage firm or other nominee.

We appreciate your ongoing support of Spectrum Brands Holdings, Inc.

Sincerely,

David M. Maura

Chief Executive Officer and Chairman of the Board

i

3001 Deming Way

Middleton, WI 53562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON August 9, 2022

July 7, 2022

To Our Stockholders:

We will hold the Annual Meeting of Stockholders (“Annual Meeting”) of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company,” “Spectrum Brands,” “we,” “us” or “our”), on August 9, 2022 at 10:00 a.m., Eastern Time, at our principal office, 3001 Deming Way, Middleton, WI 53562. We may, at any time prior to the Annual Meeting, elect to change the place of the meeting (including holding the meeting through a “virtual” or online method) and/or postpone or cancel the meeting in accordance with applicable law.

We are monitoring the public health impact of the coronavirus (COVID-19). The health and well-being of our employees, stockholders, directors, officers, and other stakeholders are paramount. If public health developments warrant, we may change the date or location of the annual meeting, including the possibility that we may hold the annual meeting through a “virtual” or online method. Any such change will be announced as promptly as practicable, through a press release and a filing with the Securities and Exchange Commission, as well as any other notification required by state law.

The purposes of the Annual Meeting are to:

1.	elect three Class I directors;

2.	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022; and

3.	approve, on an advisory basis, the compensation of the Company’s named executive officers.

Our Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposals 2 and 3. These proposals are described in the attached proxy statement, which you are encouraged to read fully. Stockholders will also consider any additional business that may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

If you wish to attend the Annual Meeting in person, you must reserve your seat by July 22, 2022 by contacting our Investor Relations Department at investorrelations@spectrumbrands.com. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

Our Board of Directors has set the close of business on June 15, 2022 as the record date for the Annual Meeting (the “Record Date”). The stock transfer books of the Company will not be closed following the Record Date, but only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and will also be available for twenty days prior to the Annual Meeting, during normal business hours, at the principal office of the Company, located at 3001 Deming Way, Middleton, WI 53562.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Ehsan Zargar

Executive Vice President, General Counsel, and Corporate Secretary

3001 DEMING WAY

MIDDLETON, WI 53562

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

SPECTRUM BRANDS HOLDINGS, INC.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

v

2022 ANNUAL MEETING INFORMATION

This summary highlights information you will find in this Proxy Statement. As it is only a summary, please review the complete proxy statement before you vote.

Date and Time:	Location:	Record Date:	Proxy Mail Date:

August 9, 2022 at 10:00 a.m., Eastern Time	Principal Office: 3001 Deming Way, Middleton, WI 53562	June 15, 2022	On or about July 7, 2022

How to Vote:

By Internet:	Log on to: www.proxyvote.com. Follow the on-screen instructions available 24 hours

By Phone:	Call 1-800-690-6903. Follow the recorded instructions available 24 hours

By Mail:	Vote, sign and date your Proxy Card and return in the postage-paid envelope

In Person:	Attend the Annual Meeting at 3001 Deming Way, Middleton, WI 53562

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	Admission to the 2022 Annual Meeting of Stockholders is limited to shareholders as of the Record Date or their duly appointed proxies. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

2022 Annual Meeting Agenda and Vote Recommendations:

Matter:	Board Vote Recommendation:
Proposal 1	Election of Directors	FOR
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal 3	Advisory Vote on Executive Compensation	FOR

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING

Why am I receiving these materials?

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card are being furnished to the stockholders of the Company by the Board of Directors (the “Board”) to solicit your proxy to vote at the 2022 Annual Meeting of Stockholders of the Company and any adjournments or postponements thereof (the “Annual Meeting”) to be held on August 9, 2022, at 10:00 a.m., Eastern Time, at the principal office of the Company, 3001 Deming Way, Middleton, WI 53562. The Board may, at any time prior to the Annual Meeting, elect to change the place of the meeting (including holding the meeting through a “virtual” or online method) and/or postpone or cancel the meeting in accordance with applicable law.

This proxy statement summarizes the information that holders of our shares, need to vote at the Annual Meeting. Unless stated otherwise herein or the context requires otherwise, references to “shares” means shares of our Common Stock, and “stockholder” means a holder of our Common Stock.

We will begin mailing this Proxy Statement, along with the proxy card and the other materials listed below, on or about July 7, 2022. To ensure that your proxy is voted at the Annual Meeting, your proxy should be received no later than 5:00 p.m., Eastern Time, on August 8, 2022 if given by mail, or by 11:59 p.m., Eastern Time, on August 8, 2022 if submitted by telephone or over the Internet.

We have requested that banks, brokerage firms and other nominees who hold shares on behalf of the beneficial owners of our shares (such stock is often referred to as being held in “street name”) as of the close of business on June 15, 2022 forward these materials, together with a proxy card or voting instruction card, to those beneficial owners. We have agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

What materials am I receiving?

You are receiving:

1.	this Proxy Statement for the Annual Meeting;

2.	a proxy card or voting instruction form for the Annual Meeting; and

3.

a report containing the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (“Fiscal 2021”), as filed with the SEC on November 23, 2021, and Amendment No. 1 thereto, as filed with the SEC on January 21, 2022 (together, the “2021 Annual Report”).

What is the purpose of the Annual Meeting?

At the Annual Meeting, including any adjournment or postponement thereof, our stockholders will be asked to consider and vote upon three proposals to:

1.	Elect Mses. James and Chow and Mr. Campbell as Class I directors;

2.	Ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022 (“Fiscal 2022”); and

3.	Approve, on an advisory basis, the compensation of the Company’s named executive officers.

You may also be asked to consider and vote to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Other than matters incident to the conduct of the Annual Meeting and those set forth in this Proxy Statement, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter at their discretion.

Who are the nominees for election and what would be the size and composition of the Board and its standing committees following their election?

The nominees for election as Class I directors at the Annual Meeting are Mses. James and Chow and Mr. Campbell. See “Directors, Executive Officers and Corporate Governance – Class I Director Nominees” for our nominees’ biographical information. If Proposal 1 (election of directors) is approved, the Board will consist of seven directors and will not have any vacancies.

As of the date hereof, Messrs. Campbell, Patel, Polistina and Rovit, and Mses. Chow and James are “independent” directors under the applicable SEC rules, the New York Stock Exchange (the “NYSE”) Listed Company Manual and other rules (“NYSE Rules”) and the Company’s Corporate Governance Guidelines. As of the date hereof, our Audit Committee is comprised of Messrs. Patel (Chair), Campbell and Rovit and Ms. Chow. Each of Messrs. Patel, Campbell and Rovit and Ms. Chow qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5)(ii) of Regulation S-K. As of the date hereof, our Compensation Committee is comprised of Messrs. Polistina (Chair) and Patel and Ms. James. As of the date hereof, our Nominating and Corporate Governance Committee (our “NCG Committee”) is comprised of Ms. James (Chair) and Messrs. Polistina and Rovit.

What does our Board recommend?

Our Board recommends that you vote FOR the nominees in Proposal 1 and FOR Proposals 2 and 3.

Who can vote?

Our Board has fixed the close of business on June 15, 2022 as the date to determine the stockholders who are entitled to attend and vote at the Annual Meeting (the “Record Date”). On the Record Date, our outstanding capital stock consisted of 40,776,213 shares of Common Stock, which was held by approximately 1,222 holders of record including persons who hold shares for an indeterminate number of beneficial owners. Each share of Common Stock is entitled to one vote in the election of directors and on each matter submitted for stockholder approval.

Can I obtain a list of stockholders entitled to vote at the Annual Meeting?

At the Annual Meeting, and at least twenty days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at our principal office, 3001 Deming Way, Middleton, WI 53562, during regular business hours. Stockholders of record may inspect the list for proper purposes during normal business hours.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust. Our proxy materials were sent directly to you by the Company and you can vote your shares as instructed on the accompanying proxy card.

Beneficial owner of shares held in “street name.” You are a beneficial owner if at the close of business on the Record Date your shares were held in the name of your bank, brokerage firm or other nominee. Being a beneficial owner means that your shares are held in “street name.” Our proxy materials were forwarded to you by that organization, and their instructions for voting your shares should accompany this Proxy Statement.

How do I attend the Annual Meeting, and do I need to do anything in advance to attend?

All stockholders at the close of business on the Record Date are invited to attend the Annual Meeting. All stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at investorrelations@spectrumbrands.com by no later than July 22, 2022 to reserve a seat at the Annual Meeting. For admission, stockholders should come to the Annual Meeting check-in area no less than 15 minutes before the Annual Meeting is scheduled to begin. Stockholders of record should bring a form of photo identification so their share ownership can be verified. A beneficial owner holding shares in “street name” must also bring an account statement or letter from his or her bank or brokerage firm showing that he or she beneficially owns shares as of the close of business on the Record Date, along with a form of photo identification. Registration will begin at 8:30 a.m., Eastern Time and the Annual Meeting will begin at 10:00 a.m., Eastern Time. Please note that the use of cameras and other recording devices will not be allowed at the Annual Meeting.

If I am a stockholder of record, how do I vote and what are the voting deadlines?

Stockholders of record.

If you are a stockholder of record, there are several ways for you to vote your shares:

•

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating the proxy card received and returning it in the prepaid envelope by following the instructions that appear on the proxy card. Proxy cards submitted by mail must be received no later than 5:00 p.m., Eastern Time, on August 8, 2022 to be voted at the Annual Meeting.

•

By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day, 7 days a week. Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on August 8, 2022 to be voted at the Annual Meeting.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting, and do I need to do anything in advance to attend?”

I hold my shares in “street name,” how do I vote and what are the voting deadlines?

If you are a beneficial owner of your shares, you should have received voting instructions from the bank, brokerage firm or other nominee holding your shares. You should follow such instructions in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the bank, brokerage firm or other nominee holding your shares. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares. Details regarding requirements for admission to the Annual Meeting are described in this Proxy Statement under the heading “How do I attend the Annual Meeting and do I need to do anything in advance to attend?”

Can I revoke or change my vote after I submit my proxy?

Stockholders of record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date, since only your latest proxy card received no later than 5:00 p.m., Eastern Time, on August 8, 2022 will be counted;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest Internet or telephone vote received by 11:59 p.m., on August 8, 2022 will be counted;

•	attending the Annual Meeting in person and voting again; or

•

delivering a written revocation to Ehsan Zargar, Executive Vice President, General Counsel, and Corporate Secretary at Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562, no later than 5:00 p.m., Eastern Time, on August 8, 2022.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.

What is a “quorum”?

We may hold the Annual Meeting only if a “quorum” is present, either in person or by proxy. A “quorum” is a majority of our outstanding shares entitled to vote on the Record Date. Your shares will be counted towards establishing a quorum if you vote by mail, telephone, or over the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. If a quorum is not present at the Annual Meeting, we may adjourn the meeting from time to time until we have established a quorum.

What if I do not give specific instructions?

Stockholder of record. If you are a record holder of shares and you do not give specific voting instructions, the proxy holders will vote your shares as recommended by our Board on all matters presented in this Proxy Statement, and as the proxy holders determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial owner of shares held in “street name.” If your shares are held in “street name” and you do not give specific voting instructions to your nominee, then, under the NYSE Rules, your nominee generally may vote on routine matters but cannot vote on non-routine matters. If you do not give instructions on how to vote your shares on a non-routine matter, your nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.”

Which ballot measures are “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 3 (the approval, on an advisory basis, of the compensation of the Company’s named executive officers) are considered non-routine matters under applicable rules. A brokerage firm or other nominee cannot vote without instructions on a non-routine matter. Therefore, if you hold your shares in street name, it is critical that you give instructions on how to cast your vote with respect to these matters if you want your votes to count. If you do not instruct your bank, brokerage firm or other nominee how to vote on these matters, no votes will be cast on your behalf.

Proposal 2 (the ratification of the appointment of KPMG as our independent registered public accounting firm for Fiscal 2022) is considered routine under applicable rules. A broker or other nominee generally may vote on routine matters, and therefore no broker non-votes are expected in connection with this matter.

What vote is required to approve the proposals?

Director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy.

We have adopted a majority voting policy for the election of directors, which is in line with current corporate governance best practices. Pursuant to this voting policy, which applies in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director. For purposes of this policy, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director and abstentions and broker non-votes are not counted as “votes cast.” This voting policy provides that in the event that an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, he or she must (within five business days following the final certification of the related election results) offer to tender his or her written resignation from our Board to our NCG Committee. Our NCG Committee will review such offer of resignation and will consider such factors and circumstances as it may deem relevant, and, within 90 days following the final certification of the election results, will make a recommendation to our Board concerning the acceptance or rejection of such tendered offer of resignation. The decision of our Board will be promptly publicly disclosed.

In the case of contested elections, the required voting standard to be elected as a director will be a plurality voting standard. Under such plurality voting standard, the nominees receiving the most votes “for” their election at a meeting of stockholders at which a quorum is present would be elected to our Board (despite the amount of “against” or “withhold” votes, abstentions or broker non-votes with respect to any nominee).

The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify the appointment of KPMG as our independent registered public accounting firm for Fiscal 2022 (Proposal 2) and to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3). With regards to Proposal 1 (election of directors), abstentions are not counted as either a vote cast “for” or “against” such director. With regards to Proposal 2 (ratification of KPMG’s appointment as auditor) and Proposal 3 (advisory vote on executive compensation), abstentions will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a vote against each of these proposals because approval of each of these proposals requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

How are broker “non-votes” and abstentions treated?

Broker “non-votes” and shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

Broker “non-votes” and abstentions will: (i) have no effect on the outcome of the votes on Proposal 1 (election of directors), (ii) have the effect of a vote against each of Proposal 2 (ratification of KPMG’s appointment as auditor) and Proposal 3 (advisory vote on executive compensation) because approval of each of these proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

Who will count the votes and serve as the inspector of election?

The Company expects to engage Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting. In the event Broadridge Financial Solutions, Inc. is not engaged, one or more persons appointed by the Company will serve as the inspector of election.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of our Board. Certain officers, directors and other employees may also solicit proxies on our behalf by mail, telephone, fax, Internet or in person. The Company is paying for the cost of preparing, assembling and mailing this proxy soliciting material. We have engaged Okapi Partners LLC (“Okapi Partners”) to assist us in the distribution of proxy materials and the solicitation of votes described above. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $25,000.00, excluding out-of-pocket expenses. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable charges and expenses to forward our proxy materials to their customers or principals.

What is the deadline to propose actions for consideration at the 2022 Annual Meeting of Stockholders?

We currently expect to hold our 2022 Annual Meeting of Stockholders in August 2022. Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a stockholder’s proposal to be considered timely for inclusion in our proxy statement and form of proxy relating to the 2022 Annual Meeting of Stockholders, generally we must receive such proposal by the close of business on the 120th day prior to the first anniversary of the date of this Proxy Statement. However, if the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting, we must receive such proposal within a reasonable time prior to the Company beginning to print and distribute proxy materials for such meeting.

For a stockholder’s proposal to be considered timely under our Bylaws (and subject to all of the provisions fully set forth therein) for consideration at our 2022 Annual Meeting of Stockholders (without inclusion in the proxy statement for such meeting pursuant to Rule 14a-8), it generally must be received no later than the close of business on the 90th day (and no earlier than the close of business on the 120th day) prior to the first anniversary of this year’s Annual Meeting. However, if the date of the 2022 Annual Meeting of Stockholders is more than 30 days before (or more than 60 days after) the first anniversary of this year’s Annual Meeting, then notice by the stockholder must be received: (i) no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting of Stockholders; and (ii) no later than the close of business on the later of: (a) the 90th day prior to such meeting and (b) the 10th day following the day on which we publicly announce the meeting date.

Where can I find voting results?

We will announce preliminary voting results at the Annual Meeting. We will publish the final voting results from the Annual Meeting in a Current Report on Form 8-K within four business days of the date of the Annual Meeting. You will also be able to find the results on our website at www.spectrumbrands.com.

What is our policy with respect to the attendance of our directors at Board and standing committee meetings and annual meetings of stockholders?

The Board held a total of twelve meetings and acted by unanimous written consent on a total of three occasions during Fiscal 2021. Our Audit Committee held a total of six meetings during Fiscal 2021. Our Compensation Committee held six meetings and acted by unanimous written consent on two occasions during Fiscal 2021. Our NCG Committee held six meetings and acted by unanimous written consent on two occasions during Fiscal 2021. The Board and the directors recognize the importance of director attendance at Board and committee meetings. During Fiscal 2021, all of our directors attended 100% of the meetings of the Board and committees on which they served. The Company does not have a formal policy regarding the attendance of directors at annual meetings of stockholders, but we encourage all of our directors to attend. All of our directors attended the 2021 Annual Meeting of Stockholders.

How can stockholders communicate with our Board?

Stockholders may communicate with our Board by writing to the Board of Directors, Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562. Please see the additional information in the section captioned “Communications with our Board.”

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The SEC allows us to deliver a single copy of proxy materials to an address shared by two or more stockholders, unless the stockholders instruct us to the contrary. This delivery method, referred to as “householding,” can result in significant cost savings for us. We will promptly provide you another copy of these materials, without charge, if you contact our proxy solicitor using the following contact information:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (855) 208-8902

Email: info@okapipartners.com

In addition, a copy of proxy materials, as well as the documents we file with the SEC, are available on our website at www.spectrumbrands.com; the materials furnished with this Proxy Statement include a copy of the Company’s 2021 Annual Report (but such material is not incorporated by reference into our proxy materials).

Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the proxy statement related materials in the future, you need to contact your bank, brokerage firm or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

Our principal executive offices are located at 3001 Deming Way, Middleton, WI 53562. You may contact our Investor Relations Department by phone at (608) 278-6148 or by email at investorrelations@spectrumbrands.com.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor: Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor, New York, New York 10036. Banks and Brokers Call Collect: (212) 297-0720. All Others Call Toll Free: (855) 208-8902. Email: info@okapipartners.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our Board of Directors

Our NCG Committee considers and chooses nominees for our Board with the primary goal of presenting a well-qualified slate of candidates who will serve the interests of our Company and our shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, age, ethnicity and personal background. In evaluating nominees, our NCG Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon a number of factors. We seek directors with the highest professional and personal ethics, integrity and character that have experience at the governance and policy-making level in their respective fields. Our NCG Committee reviews the professional background of each candidate to determine whether each candidate has the appropriate experience and ability to effectively make important decisions as a member on our Board. Our NCG Committee also determines whether a candidate’s skills and experience complement and enhance the collective skills and experience of our existing Board members.

Our directors collectively represent a robust and diverse set of skills and experience, which we believe positions our Board and its committees well to effectively oversee the execution of our business strategy and to advance the interests of the Company and its stakeholders. The following table summarizes some of the key categories of skills and experience of our current directors:

Director Skills and Experiences

We are committed to ensuring that female and minority candidates are among the pool of individuals from which new Board nominees are selected. We have steadily advanced this objective by appointing to our Board a number of candidates, all of whom are from a diverse background. As of the date of this report, we are proud to have the benefit of a Board, the majority of which is composed of female and diverse background members.

Director Diversity

Name	Gender	Asian / South Asian	Black / African American	White / Caucasian
Sherianne James	F
Leslie L. Campbell	M
Joan Chow	F
Hugh R. Rovit	M
Gautam Patel	M
David M. Maura	M
Terry L. Polistina	M

In accordance with our Third Restated By-laws (our “By-Laws”), our Board currently consists of seven members. In accordance with our Amended and Restated Certificate of Incorporation (our “Charter”), our Board is currently divided into three classes (designated as Class I, Class II and Class III, respectively). At our last annual stockholders meeting in August of 2021, our stockholders approved an amendment to our Charter to declassify our Board. Pursuant to such charter amendment (i) our current Class I directors will stand for election at this Annual Meeting and would stand for election for one-year terms thereafter, (ii) our current Class II directors would stand for election at our 2023 annual meeting and would stand for election for one-year terms thereafter, (iii) our current Class III directors would stand for election at our 2024 annual meeting and would stand for election for one-year terms thereafter, and (iv) beginning in 2024, all directors would stand for election for one-year terms at the 2024 annual meeting. In 2024, our Board will be fully declassified. The names of our seven current directors and their respective classes, ages, Board tenures and committee memberships are each set forth in the following table:

Committee Membership

				Committee Membership³
Name	Class¹	Age	Tenure²	A	C	NCG
Sherianne James Independent Director	I	53	2018		○	●
Leslie L. Campbell Independent Director	I	62	2021	○
Joan Chow Independent Director	I	61	2021	○

				Committee Membership³
Name	Class¹	Age	Tenure²	A	C	NCG
Hugh R. Rovit Independent Director	II	61	2018	○		○
Gautam Patel Independent Director	II	50	2020	●	○
David M. Maura Executive Chairman	III	49	2018
Terry L. Polistina Lead Independent Director	III	58	2018		●	○

1)

The term of our Class II directors expires at our 2023 annual stockholders meeting, our Class III directors expires at our 2024 annual stockholders meeting and our Class I directors elected at our upcoming Annual Meeting expires at our 2023 annual stockholders meeting.

2)

Tenure represents service on the Board of the Company following the merger on July 13, 2018 of HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) with its majority owned subsidiary, Spectrum Brands Legacy, Inc. (formerly known as Spectrum Brands Holdings, Inc.) (“SPB Legacy”).

3)	Committee membership: A = Audit Committee, C = Compensation Committee, NCG = NCG Committee; ● indicates committee Chair, ○ indicates committee member.

Director Biographies

Set forth below are biographies for each of our director nominees and continuing directors, accompanied by descriptions of some of their key skills and experiences. The absence of any given category of key skills or experiences from the list preceding a director’s biography does not necessarily signify a lack of qualification in any such category.

Class I Director Nominees

Sherianne James	Class I Director Nominee
Independent Director since: October 2018 Age: 53 Race/Ethnicity: African American Gender: Female Committees: • NCG Committee (Chair) • Compensation Committee Other Public Boards: None.

Sherianne James was appointed to our Board in October 2018. Ms. James has served as Chief Marketing Officer of Essilor of America since August 2017 and SVP of Customer Engagement since March 2020, and previously was Vice President, Consumer Marketing for the company since July 2016. From February 2011 to July 2016, she held positions of increasing responsibility in marketing and operations for Transitions Optical, a division of Essilor of America, culminating in her role as Vice President of Transitions Optical from April 2014 to July 2016. From July 2005 through December 2010, Ms. James was Senior Marketing Manager for Russell Hobbs/Applica. She previously held a number of key project manager, research manager and brand manager positions with Kraft Foods, Inc. and, later, Kraft/Nabisco Foods from June 1995 to June 2005. Ms. James earned a B.S. degree in chemical engineering from the University of Florida in 1994 and an MBA from Northwestern University’s Kellogg Graduate School of Management in 2002. Ms. James currently serves as Chair of our NCG Committee and is a member of our Compensation Committee.

Key Skills/Experience:

•  Business Operations

•  Consumer Products

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  International Business Experience

•  Marketing/Sales or Brand Management

•  Mergers & Acquisitions

•  Public Company Executive Experience

•  Public Company Board Experience

Leslie L. Campbell	Class I Director Nominee
Independent Director since: April 2021 Age: 62 Race/Ethnicity: African American Gender: Male Committees: • Audit Committee Other Public Boards: None.

Leslie L. Campbell was appointed to our Board in April 2021. Since 2015, Mr. Campbell has been the owner and Chief Executive Officer of Campbell & Associates LLC, a product development and engineering company. From 2013 to 2015, he served as Executive Vice President at AAMP Global, a vehicle technology company where he was responsible for engineering, research and development, new product development and operations. From 2002 to 2013, Mr. Campbell served in various senior roles of increasing responsibility in the engineering department for Applica Consumer Products, including serving the last six years of his tenure as Vice President of Engineering Quality and Regulatory where he was responsible for the design and development of new products and the maintenance of existing core product lines. From 1999 to 2002, Mr. Campbell served as Chief Engineer for B/E Aerospace where he was responsible for the design and development of galley products for commercial airlines. From 1995 to 1999, Mr. Campbell served as a Senior Research Engineer for Baker Hughes. From 1990 to 1995, he served as Senior Engineer at the Johnson Space Center (NASA) and from 1989 to 1990 he was a Senior Engineer at General Electric – Aerospace Division. Mr. Campbell has extensive experience in product development and product design and product quality and safety standards. Mr. Campbell received an undergraduate degree in engineering from the University of Florida. Mr. Campbell currently serves as a member of our Audit Committee.

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Consumer Products

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  Finance/Capital Management & Allocation

•  International Business Experience

•  Marketing/Sales or Brand Management

•  Mergers & Acquisitions

•  Public Company Board Experience

•  Technology/Cyber-Security

Joan Chow	Class I Director Nominee
Independent Director since: April 2021 Age: 61 Race/Ethnicity: Asian Gender: Female Committees: • Audit Committee Other Public Boards: None.

Joan Chow was appointed to our Board in April 2021. From February 2016 until October 2021, Ms. Chow served as Chief Marketing Officer of the Greater Chicago Food Depository. From 2007 to August 2015, Ms. Chow was the Executive Vice President and Chief Marketing Officer at ConAgra Foods, Inc. ConAgra Foods, now known as Conagra Brands, is one of North America’s leading packaged food companies. Prior to joining ConAgra in 2007, Ms. Chow was employed for nine years with Sears Holdings Corporation in various marketing positions of increasing responsibility, having served as Senior Vice President/Chief Marketing Officer of Sears Retail immediately prior to taking the position with ConAgra. Prior to that, she served in executive positions with Information Resources Inc. and Johnson & Johnson Consumer Products, Inc. Ms. Chow currently serves as Chair of the Compensation Committee and a member of the Governance Committee at Welbilt Inc., is a director at Energy Recovery, Inc., where she is on the Audit and Compensation Committees, and is a director at High Liner Foods, where she is on the Audit Committee. She has previously served as a director of The Manitowoc Company, RC2 Corporation, and Feeding America. Ms. Chow has extensive leadership experience in retail and consumer packaged goods marketing, advertising, branding, consumer insights, and digital/social marketing and human resources matters. Ms. Chow has an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. with distinction from Cornell University. Ms. Chow currently serves as a member of our Audit Committee.

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Consumer Products

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  Human Resources & Compensation

•  International Business Experience

•  Marketing/Sales or Brand Management

•  Mergers & Acquisitions

•  Public Company Board Experience

•  Public Company Executive Experience

Directors Continuing in Office:

Class II Directors

Hugh R. Rovit	Class II Director
Independent Director since: July 2018 Age: 61 Race/Ethnicity: Caucasian Gender: Male Committees: • Audit Committee • NCG Committee Other Public Boards: None.

Hugh R. Rovit was appointed to our Board in July 2018. From June 2010 until July 2018, Mr. Rovit served as one of the directors of Spectrum Legacy. Prior to that time, he served as a director of SBI from August 2009 to June 2010. Mr. Rovit is currently Chief Executive Officer of MISSION, a global leader in cooling and heat-relief solutions. Mr. Rovit previously served as Chief Executive Officer of S’well, Inc., a global manufacturer and marketer of reusable stainless-steel bottles and accessories from February 2020 until its sale to a strategic competitor in March 2022. Prior to that, Mr. Rovit served as Chief Executive Officer of Ellery Homestyles, a leading supplier of branded and private label home fashion products to major retailers, offering curtains, bedding, throws and specialty products, from May 2013 until its sale in September 2018 to a strategic competitor. Previously, Mr. Rovit served as Chief Executive Officer of Sure Fit Inc., a marketer and distributor of home furnishing products from 2006 until its sale to a strategic competitor in December 2012 and was a Principal at turnaround management firm Masson & Company from 2001 through 2005. Previously, Mr. Rovit held the positions of Chief Financial Officer of Best Manufacturing, Inc., a manufacturer and distributor of institutional service apparel and textiles, from 1998 through 2001 and Chief Financial Officer of Royce Hosiery Mills, Inc., a manufacturer and distributor of men’s and women’s hosiery, from 1991 through 1998. Mr. Rovit is also a director of GSC Technologies, Inc. and previously served as a director of PlayPower, Inc., Nellson Nutraceuticals, Inc., Kid Brands Inc., Atkins Nutritional, Inc., Oneida, Ltd., Cosmetic Essence, Inc., Xpress Retail and Twin Star International. Mr. Rovit received his B.A. degree from Dartmouth College and has an MBA from Harvard Business School. Mr. Rovit is a member of our Audit Committee and NCG Committee.

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Consumer Products

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  Finance/Capital Management & Allocation

•  Human Resources & Compensation

•  International Business Experience

•  Marketing/Sales or Brand Management

•  Mergers & Acquisitions

•  Public Company Board Experience

•  Public Company Executive Experience

Gautam Patel	Class II Director

Independent

Director since: October 2020

Age: 50

Race/Ethnicity: Asian

Gender: Male

Committees:

•  Audit Committee (Chair)

•  Compensation Committee

Other Public Boards:

•  Amneal Pharmaceuticals (NYSE: AMRX)

Gautam Patel was appointed to our Board in October 2020. Mr. Patel has served as Managing Director of Tarsadia Investments, a private investment firm based in Newport Beach, California, since 2012. In that role, Mr. Patel has led a team of investment professionals to identify, evaluate and execute principal control equity investments across sectors including life sciences, financial services and technology. Prior to joining Tarsadia, Mr. Patel served as Managing Director at Lazard from 2008 to 2012, where he led financial and strategic advisory efforts in sectors including transportation and logistics, private equity and healthcare. Prior to that, Mr. Patel served in a variety of advisory roles at Lazard from 1999 to 2008, including restructuring, bankruptcy and corporate reorganization assignments in 2001 and 2008. From 1994 to 1997, Mr. Patel was an Analyst at Donaldson, Lufkin & Jenrette, where he worked on mergers and acquisitions as well as high-yield and equity financings. Mr. Patel is currently a Board Member of Amneal Pharmaceuticals (NYSE: AMRX). Mr. Patel also serves on the board of Casita Maria Center for Arts and Education, a New York-based nonprofit organization which aims to empower children through arts-based education. Mr. Patel received a B.A. from Claremont McKenna College, a B.S. from Harvey Mudd College, an MSc from the London School of Economics and an MBA from the University of Chicago. Mr. Patel currently serves as Chair of our Audit Committee and as a member of our Compensation Committee.

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Finance/Capital Management & Allocation

•  Human Resources & Compensation

•  International Business Experience

•  Mergers & Acquisitions

•  Public Company Board Experience

Class III Directors

David M. Maura	Class III Director
CEO & Chair Director since: July 2018 Age: 49 Race/Ethnicity: Caucasian Gender: Male Committees: None. Other Public Boards: None.

David M. Maura was appointed our Executive Chairman and our Chief Executive Officer in July 2018. Previously, he had served as the Executive Chairman, effective as of January 2016, and as Chief Executive Officer, effective as of April 2018, of SPB Legacy. Prior to such appointment, Mr. Maura served as non-executive Chairman of the board of directors of SPB Legacy since July 2011 and served as interim Chairman and as one of the directors of SPB Legacy since June 2010. Mr. Maura was a Managing Director and the Executive Vice President of Investments at HRG Group, Inc. (now known as Spectrum Brands Holdings, Inc.) (“HRG Group”) from October 2011 until November 2016 and had been a member of HRG Group’s board of directors from May 2011 until December 2017. Mr. Maura previously served as a Vice President and Director of Investments of Harbinger Capital Partners LLC (“Harbinger Capital”) from 2006 until 2012. Prior to joining Harbinger Capital in 2006, Mr. Maura was a Managing Director and Senior Research Analyst at First Albany Capital, Inc., where he focused on distressed debt and special situations, primarily in the consumer products and retail sectors. Prior to First Albany, Mr. Maura was a Director and Senior High Yield Research Analyst in Global High Yield Research at Merrill Lynch & Co. Previously, Mr. Maura was a Vice President and Senior Analyst in the High Yield Group at Wachovia Securities, where he covered various consumer product, service, and retail companies. Mr. Maura began his career at ZPR Investment Management as a Financial Analyst.

Mr. Maura served as Chairman, President and Chief Executive Officer of Mosaic Acquisition Corp., a special purpose acquisition company, from October 2017 to January 2020, when the company merged with Vivint Smart Home, Inc. (“Vivint”). Mr. Maura served as an outside director on Vivint’s board until March 2020 when he resigned from the board of Vivint. He previously served on the boards of directors of Ferrous Resources, Ltd., Russell Hobbs, and Applica. Mr. Maura received a B.S. degree in business administration from Stetson University and is a CFA charterholder.

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Consumer Products

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  Finance/Capital Management & Allocation

•  Human Resources & Compensation

•  International Business Experience

•  Mergers & Acquisitions

•  Public Company Board Experience

•  Public Company Executive Experience

•  Risk Management & Oversight

Terry L. Polistina	Class III Director
Lead Independent Director Director since: July 2018 Age: 58 Race/Ethnicity: Caucasian Gender: Male Committees: • Compensation Committee (Chair) • NCG Committee Other Public Boards: None.

Terry L. Polistina was appointed to our Board in July 2018. From June 2010 until July 2018, Mr. Polistina served as one of the directors of SPB Legacy. Since July 2018, Mr. Polistina has also served as the Lead Independent Director of the Board. Prior to that, he served as a director of SBI from August 2009 to June 2010. Mr. Polistina served as the President, Small Appliances of SPB Legacy beginning in June 2010 and became President - Global Appliances of SPB Legacy in October 2010 until September 2013. Prior to that, Mr. Polistina served as the Chief Executive Officer and President of Russell Hobbs from 2007 until 2010. Mr. Polistina served as Chief Operating Officer at Applica from 2006 to 2007 and Chief Financial Officer from 2001 to 2007, at which time Applica combined with Russell Hobbs. Mr. Polistina previously served as a director of privately held Entic, Inc. Mr. Polistina received an undergraduate degree in finance from the University of Florida and holds an MBA from the University of Miami. Mr. Polistina is the Chair of our Compensation Committee, is a member of our NCG Committee, and serves as the Lead Independent Director of the Board.

Key Skills/Experience:

Key Skills/Experience:

•  Accounting/Auditing

•  Business Operations

•  Consumer Products

•  Corporate Governance

•  Corporate Strategy & Business Development

•  Ethics/Corporate Social Responsibility

•  Executive Leadership & Management

•  Finance/Capital Management & Allocation

•  Government Relations / Public Policy

•  Human Resources & Compensation

•  International Business Experience

•  Marketing/Sales or Brand Management

•  Mergers & Acquisitions

•  Public Company Board Experience

•  Public Company Executive Experience

•  Risk Management & Oversight

Our Executive Officers

Our executive officers serve at the discretion of our Board. Our Board selected each of our executive officers because his or her background provides each executive with the experience and skillset geared toward helping us succeed in our business strategy. Our management team is composed of seasoned executives who focus on the performance of our Company to drive long-term outcomes for us. We are committed to ensuring that female and minority candidates are among the pool of individuals from which new executive officers are selected. We are proud to have the benefit of a woman and a candidate from a diverse background on our executive team.

Included in the discussion below is information regarding our executive officers who do not serve as directors of our Company. See “Our Board of Directors” above for certain information regarding David Maura, our only director-employee.

Randal D. Lewis
Executive Vice President, Chief Operating Officer since October 2018 Age: 55 Race/Ethnicity: Caucasian Gender: Male

Randal D. Lewis was appointed our Chief Operating Officer in October 2018 and Executive Vice President in September 2019. He has direct responsibility for all operating divisions. Mr. Lewis was previously the President of our Global Consumer Division from March 2018, which included our Global Auto Care, Global Pet Care and Home & Garden business unit. Prior to that, he was President of our Pet, Home & Garden business unit since November 2014. Previous to that, he was Senior Vice President and General Manager of our Home & Garden business since January 2011. From April 2005 to January 2011, Mr. Lewis served as our Home & Garden business’s Vice President, Manufacturing and Vice President, Operations. Prior to that, Mr. Lewis held various leadership roles from October 1997 to April 2005 with the former owners of United Industries Corporation, which is now owned by the Company and from January 1989 to October 1997 Mr. Lewis worked at Unilever. Mr. Lewis earned a B.S. degree in mechanical engineering from the University of Illinois, Urbana-Champaign.

Rebeckah Long
Senior Vice President, Chief Human Resources Officer since September 2019 Age: 47 Race/Ethnicity: Caucasian Gender: Female

Rebeckah Long was appointed our Senior Vice President, Global Human Resources in September 2019 and was promoted to Senior Vice President and Chief Human Resources Officer in November 2021 and has direct responsibility for consistent delivery and execution of the Human Resources function globally. Ms. Long previously served as Vice President of Global Human Resources of Spectrum Brands since April 2019. Prior to that, she was Human Resource Business Partner for several business divisions within Spectrum Brands since March 2008, with a focus on talent strategy and organizational effectiveness. Prior to joining Spectrum Brands, she was the Regional Human Resources Manager for United Rentals, Inc. from June 2000 to February 2008 and was responsible for the integration of over 25 businesses into the United Rentals portfolio. Ms. Long earned a B.S. degree in economics from Illinois State University.

Jeremy W. Smeltser
Executive Vice President, Chief Financial Officer since November 2019 Age: 47 Race/Ethnicity: Caucasian Gender: Male

Jeremy W. Smeltser was appointed our Executive Vice President on October 1, 2019 and was appointed our Chief Financial Officer on November 17, 2019. He previously served as Vice President and Chief Financial Officer of SPX Flow, Inc. (“SPX Flow”). Prior to his role at SPX Flow, he served as Vice President and Chief Financial Officer of SPX Corporation, where he served in various roles, including as Vice President and Chief Financial Officer, Flow Technology and became an officer of SPX Corporation in April 2009. Mr. Smeltser joined SPX Corporation in 2002 from Ernst & Young LLP, where he was an audit manager in Tampa, Florida. Prior to that, he held various positions with Arthur Andersen LLP in Tampa, Florida and Chicago, Illinois, focused primarily on assurance services for global manufacturing clients. Mr. Smeltser earned a B.S. degree in accounting from Northern Illinois University.

Ehsan Zargar
Executive Vice President, General Counsel and Corporate Secretary since October 2018 Age: 45 Race/Ethnicity: Asian (Middle Eastern) Gender: Male

Ehsan Zargar was appointed our Executive Vice President, General Counsel and Corporate Secretary on October 1, 2018. Mr. Zargar is responsible for the Company’s legal, environmental, social and governance, health and safety, insurance, and real estate functions. In addition, Mr. Zargar takes a leading role in negotiating and implementing the Company’s M&A, capital markets and other strategic activities. Previously, Mr. Zargar also led the Company’s executive compensation program. From June 2011 until July 2018, Mr. Zargar held a number of increasingly senior positions with HRG Group, a publicly-listed acquisition company, including serving as its Executive Vice President and Chief Operating Officer from January 2017 until July 2018, as its General Counsel since April 2015 and as Corporate Secretary since February 2012. During his time at HRG Group, Mr. Zargar took a leading role in setting, negotiating and implementing HRG Group’s M&A, capital markets and other strategic activities. Mr. Zargar has extensive experience serving on private and public boards and committees of portfolio companies, including setting and overseeing senior management compensation programs. From August 2017 until July 2018, Mr. Zargar served as a director of SPB Legacy. From November 2006 to June 2011, Mr. Zargar worked in the New York office of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Previously, Mr. Zargar practiced law at another major law firm focusing on general corporate matters. Mr. Zargar received a law degree from Faculty of Law at the University of Toronto and a B.A. from the University of Toronto.

Corporate Governance

The following table provides an overview of our corporate governance practices.

Our Practices

✓	Diverse Board and executive team

✓	Majority voting and a director resignation policy

✓	Stock ownership guidelines

✓	Anti-hedging policy

✓	Board Diversity Policy

✓	Global Environmental, Social and Governance Policy

✓	Global Energy and Greenhouse Gas Policy

✓	Environmental Policy

✓	Human Rights Policy

✓	Independent lead director

✓	Majority of the Board composed of independent directors

✓	All committees composed entirely of independent directors

✓	Board declassifying process underway

✓	Related person transactions policy

✓	Anti-pledging policy

✓	Robust clawback policy

✓	All members of our Audit Committee are financial experts

Board Structure

Lead Independent Director

Mr. Polistina was appointed to our Board, and as our Lead Independent Director in July 2018. In his capacity as our Lead Independent Director, Mr. Polistina:

•	presides at all meetings of the Board at which the Chairman of the Board is not present;

•	presides at all executive sessions of the independent members of the Board and has the authority to call meetings of the independent members of the Board;

•

serves as liaison between the management and the independent members of the Board and provides our Chief Executive Officer (“CEO”) and other members of management with feedback from executive sessions of the independent members of the Board;

•	reviews and approves the information to be provided to the Board;

•	reviews and approves meeting agendas and coordinates with management to develop such agendas;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	if requested by major shareholders, ensures that he is available for consultation and direct communication;

•	interviews, along with the Chair of our NGC Committee, Board and senior management candidates and makes recommendations with respect to Board candidates and hiring of senior management;

•	consults with other members of our Compensation Committee with respect to the performance review of our CEO and other member of our senior management team; and

•	performs such other functions and responsibilities as requested by the Board from time to time.

Mr. Maura serves as our Executive Chairman and our CEO. Given Mr. Maura’s broad experience in mergers and acquisitions, the consumer products and retail sectors and finance and investments, as well as his role in SPB Legacy’s strategy and growth since 2010, our Board believes that it is in the best interest of the Company for Mr. Maura to concurrently serve as our Executive Chairman and CEO.

Director Independence

In accordance with the New York Stock Exchange Listed Company Manual (the “NYSE Rules”) and our Corporate Governance Guidelines, a majority of our Board is required to be composed of independent directors. All of our directors, except for David Maura (our Chairman and CEO), qualify as independent directors. More specifically, our Board has affirmatively determined that none of the following directors has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company): Leslie L. Campbell, Joan Chow, Sherianne James, Terry L. Polistina, Hugh R. Rovit and Gautam Patel. Our Board has adopted the definition of “independent director” set forth under Section 303A.02 of the NYSE Rules to assist it in making determinations of independence. Our Board has determined that the directors referred to above currently meet these standards and qualify as independent.

Meetings of Independent Directors

The Company generally holds executive sessions at each Board and committee meeting. In his capacity as our Lead Independent Director, Mr. Polistina presides over executive sessions of the entire Board and the Chair of each committee presides over the executive sessions of that committee.

Committees Established by Our Board of Directors

Our Board has designated three principal standing committees: our Audit Committee, our Compensation Committee, and our NCG Committee, each of which has a written charter addressing each such committee’s purpose and responsibilities and include such duties that the Board may designate, from time to time. Our Board, directly or through one or more of its committees, provides oversight on our management’s efforts to promote corporate social responsibility and sustainability, including efforts to advance initiatives regarding the environment, diversity, equity and inclusion, human rights, labor, health and safety and other matters. Each such committee is composed entirely of independent directors.

Audit Committee

Our Audit Committee has been established in accordance with Section 303A.06 of the NYSE Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of our financial statements. Our Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our independent registered public accounting firm’s qualifications and independence, (iii) the performance of our internal audit function and independent auditors and (iv) our compliance with legal and regulatory requirements. The responsibilities and authority of our Audit Committee are described in further detail in the Charter of the Audit Committee, as adopted by our Board in July 2018, a copy of which is available at our website www.spectrumbrands.com under “Investor Relations—Corporate Governance Documents.”

The current members of our Audit Committee are Gautam Patel (Chair), Joan Chow, Leslie L. Campbell, and Hugh R. Rovit. Our Board has determined that all members of our Audit Committee qualify as “audit committee financial experts” as defined in the rules promulgated by the SEC in furtherance of Section 407 of the Sarbanes-Oxley Act of 2002. Our Board has determined that all members of our Audit Committee qualify as independent, as such term is defined in Section 303A.02 of the NYSE Rules, Section 10A(m)(3)(B) of the Exchange Act and Exchange Act Rule10A-3(b).

Compensation Committee

Our Compensation Committee is responsible for (i) overseeing our compensation and employee benefits plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans, (ii) evaluating and approving the performance of our Executive Chairman and CEO and other executive officers in light of those goals and objectives and (iii) reviewing and discussing with management our compensation discussion and analysis disclosure and compensation committee reports in order to comply with our public reporting requirements. The responsibilities and authority of our Compensation Committee are described in further detail in the Charter of the Compensation Committee, as adopted by our Board in November 2020, a copy of which is available at our website www.spectrumbrands.com under “Investor Relations—Corporate Governance Documents.”

The current members of our Compensation Committee are Terry L. Polistina (Chair), Sherianne James, and Gautam Patel. Our Board has determined that all members of our Compensation Committee qualify as independent, as such term is defined in Section 303A.02 of the NYSE Rules.

NCG Committee

Our NCG Committee is responsible for (i) identifying and recommending to our Board individuals qualified to serve as our directors and on our committees of our Board, (ii) advising our Board with respect to board composition, procedures and committees, (iii) developing and recommending to our Board a set of corporate governance principles applicable to the Company and (iv) overseeing the evaluation process of our Board, the committees of the Board, the individual directors and our Executive Chairman and CEO. The responsibilities and authority of our NCG Committee are described in further detail in the Charter of the NCG Committee, as adopted by our Board in July 2018, a copy of which is available at our website www.spectrumbrands.com under “Investor Relations—Corporate Governance Documents.”

The current members of our NCG Committee are Sherianne James (Chair), Terry L. Polistina, and Hugh R. Rovit. Our Board has determined that all members of our NCG Committee qualify as independent, as such term is defined in Section 303A.02 of the NYSE Rules.

Board and Committee Activities

During Fiscal 2021, our Board held a total of twelve meetings and acted by unanimous written consent on a total of three occasions. Our Audit Committee held a total of six meetings during Fiscal 2021. Our Compensation Committee held six meetings and acted by unanimous written consent on two occasions during Fiscal 2021. Our NCG Committee held six meetings and acted by unanimous written consent on two occasions during Fiscal 2021.

During Fiscal 2021, all of our directors attended 100% of the meetings of the Board and committees on which they served.

Our Practices and Policies

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our Board has adopted our Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision-making, both at our Board and management level, with a view to enhancing stockholder value over the long term. Our Corporate Governance Guidelines address, among other things, our Board and Board committee composition and responsibilities, director qualifications standards and selection and evaluation of our CEO. In addition, pursuant to these guidelines, our Board has formalized a process by which our directors are assessed annually by our NCG Committee. The assessment includes a peer review process and evaluates the Board as a whole, the committees of the Board and the individual directors. In carrying out this assessment, we may retain an external evaluator to assist our Board and NCG Committee at least every three years. Our Board has adopted a Code of Business Conduct and Ethics Policy for directors, officers and employees and a Code of Ethics for the Principal Executive and Senior Financial Officers to provide guidance to our CEO, Chief Financial Officer (“CFO”), principal accounting officer or controller and our business segment chief financial officers or persons performing similar functions.

Majority Voting and Director Resignation Policy

During Fiscal 2019, our Board adopted a majority voting policy for the election of directors. Pursuant to this policy, which applies in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director. For purposes of this policy, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director and abstentions and broker non-votes are not counted as “votes cast.”

The policy also provides that in the event that an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, he or she must (within five business days following the final certification of the related election results) offer to tender his or her written resignation from the Board to the NCG Committee. The NCG Committee will review such offer of resignation and will consider such factors and circumstances as it may deem relevant, and, within 90 days following the final certification of the election results, will make a recommendation to the Board concerning the acceptance or rejection of such tendered offer of resignation. The policy requires the decision of the Board to be promptly publicly disclosed.

Board Diversity Policy

In October 2020, our Board adopted a Board Diversity Policy. The purpose of this policy is to set out the basic principles to be followed to ensure that the Board has the appropriate balance of skills, experience, and diversity of perspectives necessary to enhance the effectiveness of the Board and to maintain the highest standards of corporate governance. Pursuant to this policy, selection of Board candidates will be based on a range of perspectives with reference to the Company’s business model and specific needs, including, but not limited to, talents, skills and expertise, industry experience, professional experience, gender, age, race, language, cultural background, educational background, and other similar characteristics.

Anti-Hedging Policy

The Company believes it is improper and inappropriate for our directors, officers, and employees and certain of their family members (each, a “Subject Person”) to engage in hedging, short-term or speculative transactions involving the Company’s securities. Our anti-hedging policy, which we further strengthened during Fiscal 2019, applies to all Subject Persons. The Company prohibits Subject Persons from engaging in (i) derivative, speculative, hedging or monetization transactions in Company securities (including, but not limited to, any trading on derivatives (such as swaps, forwards, and/or futures) of Company securities that allow a stockholder to lock in the value of Company securities in exchange for all or part of the potential upside appreciation in the value of such stock), (ii) short sales (i.e., selling stock the Subject Person does not own and borrowing shares to make delivery) or (iii) buying or selling puts, calls, options or other derivatives in respect of Company securities.

Anti-Pledging Policy

In addition, the Company believes it is improper and inappropriate for any Subject Person to engage in pledging transactions involving the Company’s securities. During Fiscal 2019, we adopted a robust anti-pledging policy, which prohibits Subject Persons from pledging or encumbering Company securities as collateral for a loan or other indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account as collateral for a margin loan or borrowing against Company securities on margin. Any pledges (and any modifications or replacements of such pledges) that existed prior to the adoption of our policy are grandfathered unless otherwise prohibited by applicable law or Company policy and so long as any modification or replacement of any pre-existing pledge does not result in additional shares being pledged.

Securities Trading Policy

Our Company believes that it is appropriate to monitor and prohibit certain trading in the securities of our Company. Accordingly, trading of the Company’s securities by directors, executive officers and certain other employees who are so designated by the office of the Company’s General Counsel is subject to trading period limitations or must be conducted in accordance with a previously established trading plan that meets SEC requirements. At all times, including during approved trading periods, directors, executive officers and certain other employees notified by the office of the Company’s General Counsel are required to obtain preclearance from the Company’s General Counsel or his designee prior to entering into any transactions in Company securities, unless those transactions occur in accordance with a previously established trading plan that meets SEC requirements.

Transactions subject to our securities trading policy include, among others, purchases and sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company’s stock made under an employee benefit plan.

Stock Ownership Guidelines

Our Board believes that our directors, named executive officers (“NEOs”) and certain of the Company’s other officers and employees should own and hold Company common stock to further align their interests with the interests of stockholders and to further promote the Company’s commitment to sound corporate governance.

To memorialize this commitment, effective January 29, 2013, our Board, upon the recommendation of our Compensation Committee, established stock ownership and retention guidelines (the “SOG”) applicable to the Company’s directors, NEOs and all other officers of the Company and its subsidiaries with a level of Vice President or above (such officers and our NEOs, our “Covered Officers”). Effective January 1, 2020, the Company improved and enhanced the SOG to further align it with best practices by: (i) increasing our directors’ and Covered Officers’ retention requirement from 25% to 50% of their net after-tax shares received under awards granted until they reach their required stock ownership under the SOG; and (ii) extending the applicable time period for our directors and Covered Officers to achieve the minimum ownership requirements to five years from the date of eligibility or promotion. Even when the required stock ownership is obtained, all employee incentive plan participants, including NEOs, are subject to an additional stock retention requirement requiring them to retain at least 50% of their net after-tax shares of Company stock received under awards for one year after the date of vesting.

Under the updated SOG, our directors are expected to achieve stock ownership with a value of at least five times their annual cash retainer. In addition, our Covered Officers are expected to achieve the levels of stock ownership indicated below (which equal a dollar value of stock based on a multiple of the Covered Officer’s base salary).

Position	$ Value of Stock to be Retained (Multiple of Base Salary or Cash Retainer)	Years to Achieve
Board Members	5x Cash Retainer	5 years
Executive Chairman and CEO	5x Base Salary	5 years
Chief Operating Officer, CFO, General Counsel and Presidents of our Business Units	3x Base Salary	5 years
Senior Vice Presidents	2x Base Salary	5 years
Vice Presidents	1x Base Salary	5 years

The stock ownership levels attained by a director or a Covered Officer are based on shares directly owned by the director or Covered Officer, whether through earned and vested restricted stock units (“RSU”) or performance stock units (“PSU”) or restricted stock grants or open market purchases. Unvested restricted shares, unvested RSUs and PSUs and stock options do not count toward the ownership goals; provided, that, effective January 1, 2020, unvested time-based restricted stock and unvested time-based RSUs count toward the ownership goals. On a quarterly basis, our Compensation Committee reviews the progress of our directors and Covered Officers in meeting these guidelines. In some circumstances, failure to meet the guidelines by a director or a Covered Officer could result in additional retention requirements or other actions by our Compensation Committee.

Compensation Clawback Policy

We have adopted a Compensation Clawback Policy setting forth the conditions under which applicable incentive compensation provided to our executive officers may be subject to forfeiture, disgorgement, recoupment or diminution (“clawback”). This policy provides that our Board or our Compensation Committee shall require the clawback or adjustment of incentive-based compensation to the Company in the following circumstances:

•

As required by Section 304 of the Sarbanes Oxley Act of 2002, which generally provides that if the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct with financial reporting requirements under the securities laws, then the CEO and CFO must reimburse the Company for any incentive-based compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated;

•

As required by Section 954 of the Dodd-Frank Act and Rule 10D-1of the Exchange Act, which generally require that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare a restatement based on the erroneous financial reporting, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement; and

•	As required by any other applicable law, regulation or regulatory requirement.

Additionally, our Board or Compensation Committee in their discretion may require that any executive officer who has been awarded incentive-based compensation shall forfeit, disgorge, return or adjust such compensation in the following circumstances:

•

If the Company suffers significant financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the executive officer in circumstances constituting illegal or intentionally wrongful conduct or gross negligence; or

•

If the executive officer is awarded or is paid out under any incentive compensation plan of the Company on the basis of a material misstatement of financial calculations or information or if events coming to light after the award disclose a material misstatement which would have significantly reduced the amount of the award or payout if known at the time of the award or payout.

The awards and incentive compensation subject to clawback under this policy include vested and unvested equity awards, shares acquired upon vesting or lapse of restrictions, short- and long-term incentive bonuses and similar compensation, discretionary bonuses, any other awards or compensation under the Company’s equity plans and any other incentive compensation plan of the Company. Any clawback under this policy may, in the discretion of our Board or Compensation Committee, be effectuated through the reduction, forfeiture or cancellation of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as our Board and Compensation Committee determine to be appropriate, except as otherwise required by law.

In addition, under the Company’s equity plans, any equity award granted may be cancelled by our Compensation Committee in its sole discretion, except as prohibited by applicable law, if the participant, without the consent of the Company, while employed by or providing services to the Company or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or is adverse to the interests of the Company or any affiliate, including fraud or conduct contributing to any financial restatements or irregularities engaged in, as determined by our Compensation Committee in its sole discretion. Our Compensation Committee may also provide in any award agreement that the participant will forfeit any gain realized on the vesting or exercise of such award and must repay the gain to the Company, in each case except as prohibited by applicable law, if (i) the participant engages in any activity referred to in the preceding sentence or (ii) the amount of any such gain is in excess of what the participant should have received under the terms of the award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error). Additionally, awards are subject to clawback, forfeiture or similar requirements to the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Act). Equity awards issued have included these provisions.

Risk Oversight

The Company’s risk assessment and management function is led by the Company’s senior management, which is responsible for day-to-day management of the Company’s risk profile, with oversight from our Board and its committees. Central to our Board’s oversight function is our Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee is responsible for the oversight of the financial reporting process and internal controls. In this capacity, our Audit Committee is responsible for reviewing and evaluating guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal audit department, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Company has implemented an annual formalized risk assessment process. In accordance with this process, a governance risk and compliance committee of certain members of senior management has the responsibility to identify, assess and oversee the management of risk for the Company. This committee obtains input from other members of management and subject matter experts as needed. Management uses the collective input received to measure the potential likelihood and impact of key risks and to determine the adequacy of the Company’s risk management strategy. Periodically, representatives of this committee report to our Audit Committee on its activities and the Company’s risk exposure.

In addition, the Company maintains an information security program that supports the security, confidentiality, integrity, and availability of our information technology systems. In connection with such program, the Board is briefed by management on information security matters and employees receive information security awareness training. In the past three years, we have not experienced an information security breach and we maintain an appropriate information security risk insurance policy.

In Fiscal 2021, our management and our Audit Committee reviewed our reporting processes and took a number of actions to further enhance such processes. In connection with such efforts, we made changes to our internal control over financial reporting in order to remediate the material weakness that we disclosed in our Form 10-K for the fiscal year ended September 30, 2020. Remediation of this material weakness was completed during Fiscal 2021. See Item 9A of our 2021 Annual Report for a detailed discussion of this remediation process.

Environmental, Social and Governance Matters

We are committed to further enhancing our environmental, social and governance (“ESG”) efforts and recognize the impact our business has on our communities and the world. We believe in making a positive difference in the communities in which we live and work and strive to discharge our corporate social responsibilities from a global perspective and throughout every aspect of our operations, consistent with our focus on creating value for all of our stakeholders over the long term. Our decisions regarding business strategy, operations and resource allocation are guided by this purpose and are rooted in our core values. Our Board recognizes the negative effect that poor environmental practices and human capital management may have on us and our returns. Accordingly, our Board considers and balances the impact on the environment, people, and the communities of which we are a part in deciding how to operate our business. Our Board receives periodic reports regarding our risk exposure and risk mitigation efforts in these areas.

We are committed to operating our business with all stakeholders in mind and with a view toward long-term sustainability and value creation, even as our business and society face a variety of existing and emerging challenges. We leverage our expertise, along with external partners, to help address these challenges and. While our corporate social responsibility commitments address many areas, we focus on four key priorities: product and content safety, environmental sustainability, human rights and ethical sourcing, and diversity and inclusion.

•

Product & Content Safety – Product safety is essential to upholding our consumers’ trust and expectations and we embed quality and safety processes into every product we deliver. This includes embracing our responsibility to create safe, high-quality products and marketing them responsibly.. In fiscal 2022, to better reflect our focus on product and content safety, we launched a corporate product safety training program globally, which allowed us to further enhance our commitment to product safety.

•

Environmental Sustainability – We are passionate about protecting our planet and conserving natural resources for future generations, including pursuing innovative ways to reduce our environmental impacts across our businesses. We drive our strategic environmental blueprint across our organization with the intention of reducing the environmental impacts of our products, minimizing the environmental footprint of our operations and processes and encouraging our employees and partners to embrace and promote environmental responsibility.

We are proud of our efforts to further promote environmentally sustainable practices and have aligned our objectives against three industry frameworks, which will be used to help identify future goals for our environmental sustainability efforts: (i) Sustainability Accounting Standards Board (“SASB”); (ii) Global Reporting Initiative (“GRI”); and (iii) Climate Disclosure Project (“CDP”).

•

Human Rights & Ethical Sourcing – Treating people with fairness, dignity and respect and operating ethically in our supply chain are part of our core values. We demonstrate these deep beliefs in the way we treat our employees and in the expectations and requirements we have of those with whom we do business. We work with our third-party factories and licensees to ensure all products are manufactured in safe and healthy environments and the human rights of workers in our supply chain are being respected. To these ends, we review all suppliers who provide materials, products or services to Spectrum Brands and expect them to abide by our Supplier Code of Conduct, uphold our Code of Business Conduct and Ethics, and comply with our Conflict Minerals Policy.

•	Diversity & Inclusion – We believe that supporting equality and promoting inclusion across our business and society makes the world a better place for all. We know that the more inclusive we are as a company, the stronger our business will be. We support the personal and professional growth of our diverse worker base, with a goal of positively impacting their lives and well-being.

In furtherance of these efforts, we have continued promoting our diversity, equity, and inclusion (“DEI”) priorities and continued to make progress on our plan to make our workplace and communities even more inclusive. The physical, emotional, and financial well-being of our employees is paramount and is especially important given the unique challenges our communities have faced the last few years. We are proud of our DEI efforts and progress and the continued enhancements to our work environment around discovering, developing, and deploying individuals in order to further promote diversity, equality and inclusiveness.

We have also launched a process to further enhance our existing ESG efforts. We have invested substantial internal resources and engaged experienced and reputable outside advisors to assist us through this process and evaluate ESG trends, issues, and concerns that could affect the Company’s ongoing ESG and sustainability efforts. Consistent with our Company-wide mission statement “To Make Living Better at Home,” we identified our ESG vision statement to be “Committing to a process of continuous improvement for the benefit of our consumers, customers, employees, investors and the planet by integrating ESG into everything we do.”

Our Board has adopted, among other things, (i) an Environmental Policy, which sets forth our commitment to the health and safety of our employees and protection of the environment across our global operations; (ii) a Human Rights Policy, which sets forth our commitment to respect and promote human rights, including the protection of minority groups’ rights and women’s rights, in furtherance of the guidance set forth in, among others, the Universal Declaration of Human Rights, UN Guiding Principles on Business and Human Rights, the International Labor Organizations Declaration on Fundamental Principles and Rights at Work, and the Organization for Economic Cooperation and Development for Multinational Enterprises; (iii) a Global Energy and Greenhouse Gas (GHG) Policy, which sets forth our commitment to the protection of the environment, preservation of natural resources, and the effective management and reduction of energy and GHGs by, among other things, identifying opportunities for purchasing direct, renewable energy in key markets and requiring energy considerations when making investments for major renovations and new capital equipment and major construction; and (iv) a Global Environmental, Social and Governance Policy, which sets forth our commitment to ESG.

Over the next year, we intend to further embed these pillars into each business unit to further our progress into environmental sustainability efforts, establishing metrics and projects that will demonstrate our commitment to ESG.

Related-Person Transactions Policy

Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. See “Certain Relationships and Related Transactions” for discussion of this policy and disclosure of our related-person transactions.

Transfer of Our Shares of Common Stock

Our Company has substantial deferred tax assets related to net operating losses and tax credits (together, “Tax Attributes”) for U.S. federal and state income tax purposes. These Tax Attributes are an important asset of the Company because we expect to use these Tax Attributes to offset future taxable income. The Company’s ability to utilize or realize the carrying value of such Tax Attributes may be impacted if the Company experiences an “ownership change” or certain other events under applicable tax rules. If an “ownership change” were to occur, we could lose the ability to use a significant portion of our Tax Attributes, which could have a material adverse effect on the Company’s results of operations and financial condition.

Accordingly, we have adopted certain transfer restrictions designed to limit an “ownership change.” These transfer restrictions are subject to certain exceptions, including, among others, prior approval of a Prohibited Transfer by our Board. As previously disclosed, our Board has granted pre-approvals to certain large institutional investors and their affiliates. The foregoing description of the transfer restrictions contained within our Charter is not complete and is qualified in its entirety by reference to the full text of the Charter, which is incorporated by reference into this report.

Governance Documents Availability

We have posted our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, Code of Ethics for the Principal Executive and Senior Financial Officers, Director Resignation Policy, Board Diversity Policy, Global ESG Governance Policy, Global Energy and Greenhouse Gas Policy, Human Rights Policy, Environmental Policy, Charter, By-laws, Audit Committee Charter, Compensation Committee Charter and NCG Committee Charter on our website www.spectrumbrands.com under “Investor Relations—Corporate Governance Documents.” We intend to disclose any amendments to, and, if applicable, any waivers of, these governance documents on that section of our website. These governance documents are also available in print without charge to any stockholder of record that makes a written request to the Company. Inquiries must be directed to the Investor Relations Department at Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562.

Director Compensation

Our Compensation Committee is responsible for approving, subject to review by our Board as a whole, compensation programs for our non-employee directors. In that function, our Compensation Committee considers market and peer company data regarding director compensation and annually evaluates the Company’s director compensation practices in light of that data and the characteristics of the Company as a whole, with the assistance of its independent compensation advisors. Our director compensation program for each non-employee director is described in the table and discussion below. Mr. Maura, our only director who is an employee of the Company, does not receive compensation for his service as a director.

Director Compensation Table for Fiscal 2021

Under our director compensation program, during each fiscal year, each non-employee director receives an annual grant of RSUs equal to that number of shares of the Company’s common stock with a value on the date of grant of $125,000. Additionally, each director is eligible to receive an annual cash retainer of $105,000 which is paid quarterly. The Lead Independent Director (Mr. Polistina) receives an additional annual cash retainer of $40,000 and an additional annual equity retainer amount of $20,000. Directors are permitted to make an annual election to receive all of their director compensation (including for service on committees of our Board) in the form of Company stock in lieu of cash. For Fiscal 2021, the grants of RSUs were made on December 22, 2020 or, for pro-rated grants following initial appointment to the Board after such date, on May 12, 2021. All such RSUs vested on October 1, 2021. For Fiscal 2021, compensation for service on the standing committees of our Board, was paid in an annual amount as follows below.

Committee	Chair Annual Retainer	Member Annual Retainer

Audit	$20,000	N/A

Compensation	$15,000	N/A

NCG	$15,000	N/A

The table set forth below, together with its footnotes, provides information regarding compensation paid to our directors in Fiscal 2021.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	All Other Compensation(5)	Total
Leslie L. Campbell	$36,894	$70,825	$644	$108,363
Joan Chow	$49,192	$58,544	$533	$108,268
Sherianne James	$–	$279,666	$4,741	$284,408
Norman S. Matthews(7)	$–	$262,573	$4,452	$267,024
Gautam Patel	$–	$262,573	$4,452	$267,024
Terry L. Polistina	$180,000	$165,511	$2,806	$348,317
Hugh R. Rovit	$–	$262,573	$4,452	$267,024
Anne Ward(6)	$–	$262,573	$4,452	$267,024

1)	This table includes only directors who received compensation during Fiscal 2021.
2)

Amounts reflected in this column include the annual retainer fees and committee Chair fees paid in cash to the applicable director during Fiscal 2021. Mses. James and Ward and Messrs. Matthews, Patel and Rovit elected to take all of their retainer in stock in lieu of cash.

3)

Amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The value was computed by multiplying the number of shares underlying the stock award by the closing price per share of the Company’s common stock on each grant date (or, as applicable, the last trading date immediately prior to the grant date if the grant date fell on a date when the New York Stock Exchange was closed), which was $74.32 for grants made on December 22, 2020 and $92.34 for grants made on May 11, 2021. The directors received the following number of RSUs, which vested on October 1, 2021: Mr. Campbell, 767;

Ms. Chow, 634; Ms. James, 3,763; Mr. Mathews, 3,533; Mr. Patel, 3,533; Mr. Polistina, 2,227; Mr. Rovit, 3,533; and Ms. Ward, 3,533.
4)

As of September 30, 2021, Mses. Chow, James and Ward held 634, 3,763 and 3,533 outstanding unvested RSUs, respectively, and Messrs. Campbell, Matthews, Patel, Polistina and Rovit held 767, 3,533, 3,533, 2,227 and 3,533 outstanding unvested RSUs, respectively.

5)	Reflects dividend equivalents paid on RSUs which vested during Fiscal 2021 and which were not factored into the grant date fair value of the RSUs.
6)	As of August 2021, Ms. Ward ceased to serve as a director of the Company.
7)	As of April 2021, Mr. Matthews ceased to serve as a director of the Company.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Terry L. Polistina (Chair), Sherianne James and Gautam Patel. During Fiscal 2021, none of the members of our Compensation Committee were an officer or employee of the Company. In addition, during Fiscal 2021, none of our executive officers served as a member of the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon review of Forms 3, 4 and 5 (and amendments thereto) furnished to us during or in respect of Fiscal 2021 and written representations from certain reporting persons and except as set forth in the succeeding sentence, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were satisfied in a timely manner during Fiscal 2021 with respect to the Company. During Fiscal 2021, due to an administrative error, each of David M. Maura, Randal D. Lewis, Ehsan Zargar and Rebeckah Long filed one late report with respect to the vesting of certain restricted stock units and performance stock units and the disposition of share of the Company’s common stock to satisfy such person’s tax liability resulting from such vesting.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Gautam Patel (Chair), Leslie L. Campbell, Joan Chow, and Hugh R. Rovit. The Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board, which can be viewed on our website, www.spectrumbrands.com, under “Investor Relations–Corporate Governance.”

The Audit Committee Charter adopted by the Board incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and auditing the Company’s internal control over financial reporting and issuing their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the fiscal year ended September 30, 2021, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s audit of the Company’s internal control over financial reporting. The Audit Committee also adopted a resolution stating that the Audit Committee must approve on an engagement by engagement basis any individual non-audit or tax engagement in any 12-month period. The Audit Committee has pre-approved other specified audit, or audit related services, provided that the fees incurred by KPMG LLP in connection with any individual engagement do not exceed $200,000 in any 12-month period. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees). In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP their firm’s independence. The Audit Committee concluded that the provision of services by the independent auditors did not impair their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended September 30, 2021 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Audit Committee also recommended to the Board that KPMG LLP be appointed as our independent registered public accounting firm for Fiscal 2022.

The foregoing report is furnished by the Audit Committee of the Board.

AUDIT COMMITTEE

Gautam Patel, Chairman

Leslie L. Campbell

Joan Chow

Hugh R. Rovit

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) section summarizes our general philosophy with respect to the compensation of our CEO, CFO, and our three most highly paid executive officers in Fiscal 2021 (collectively, our “named executive officers” or “NEOs”). This CD&A provides an overview and analysis of the compensation programs and policies for our NEOs, the material compensation decisions made by our Compensation Committee under such programs and policies and the material factors considered by the Compensation Committee in making those decisions. The discussion below is intended to help you understand the detailed information provided in our executive compensation tables and put that information into context within our overall compensation philosophy.

Fiscal 2021 Named Executive Officers

Our NEOs for Fiscal 2021 were:

David M. Maura	Chief Executive Officer and Executive Chairman
Jeremy W. Smeltser	Executive Vice President and Chief Financial Officer
Randal D. Lewis	Executive Vice President and Chief Operating Officer
Ehsan Zargar	Executive Vice President, General Counsel and Corporate Secretary
Rebeckah Long	Senior Vice President and Chief Human Resources Officer

Highlights/Executive Summary

Our executive compensation program is designed to link pay for performance, encourage prudent decision-making and create a balanced focus on short-term and long-term performance and value creation. Our executive compensation is heavily weighted toward variable compensation, as described in more detail below, which is central to our philosophy that a significant portion of compensation align with the achievement of performance goals. The three primary components of our executive compensation are base salary, our Management Incentive Program (“MIP”) and our equity based, long-term incentive program (“LTIP”). Our MIP and LTIP include goals tied directly to the performance of the Company.

During fiscal 2021:

•

In a year marked by significant headwinds, including supply chain disruptions and inflationary pressures, we delivered impressive financial results, stock price performance and returns to shareholders, as described below.

•

We continued to focus on long-term strategy and growth in support of our strategic shift to a consumer staples business, including through the planned $4.3 billion sale of our Hardware and Home Improvement (“HHI”) division, the closing of which is subject to receipt of regulatory approvals which are expected in 2022.

•	We continued our transformational changes in corporate governance practices, as shown through increased Board diversity representation on our Board, our implementation of a diversity, equity, and inclusion program for employees, and our continued advancement of ESG initiatives.

We are proud of the success we had in Fiscal 2021 and the returns to our investors during this period. From the last day of Fiscal 2020 on September 30, 2020 to the end of Fiscal 2021 on September 30, 2021, our stock price rose 67.4% from $57.16 to $95.67.

Our Fiscal 2021 Accomplishments

Over the past several years, we commenced or completed substantial and transformative changes at our Company and delivered on a number of important accomplishments. These changes positioned the Company well to not only survive but thrive during Fiscal 2021, notwithstanding the challenges posed by the COVID-19 pandemic, supply chain disruptions and inflation on both our supply chain and customer base. Some of these transformative changes and important accomplishments are summarized below under five broad categories: (i) management team and Board member composition, (ii) corporate governance, (iii) strategic and long-term growth and (iv) our Fiscal 2021 results. Our transformative changes and initiatives were designed to provide significant and positive outcomes for the Company and our shareholders.

Management and Board Member Composition

We are very proud of our management team, which includes a top notch, talented, and stable leadership team to deliver financial performance and execute our growth strategy.

Our Board believes that the Company and its stakeholders are benefited by a highly skilled board with a significant variety of expertise and experiences and diversity across race, gender, and ethnicity. On April 12, 2021, we appointed Joan Chow and Leslie Campbell, each an independent, highly qualified, and diverse background candidate, to our Board. These appointments were made in response to shareholder feedback and in furtherance of the Board’s commitment to advancing our Board’s knowledge base and skill set and advancing diversity and gender inclusion. As part of the Company’s shareholder engagement program and its commitment to improved corporate governance, the Board previously adopted a Board Diversity Policy, which is further described on page 28 of this Proxy Statement.

We believe that our senior management team and Board provide a skillset that aligns with our going forward operating model and business strategy and has contributed to the success we had in Fiscal 2021 and that we envision in upcoming years.

We have also advanced our aim of promoting diversity and are proud that at least two-thirds of our board members come from diverse backgrounds, one-third of our Board is composed of female members and our five NEOs include a woman and an executive from a diverse background.

Corporate Governance Best Practices

We are proud that our corporate governance practices are regularly updated to reflect best practices, such as appointing a lead independent director, increasing diversity among our Board and executive team, declassifying our Board (which is underway and will be fully completed by our 2024 annual stockholders meeting), appointing independent directors as a majority of the Board, having fully independent Audit, Compensation and NCG committees of the Board, and having an independent compensation consultant. We have also adopted or strengthened a number of our corporate governance policies, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, Code of Ethics for the Principal Executive and Senior Financial Officers, Director Resignation Policy, our related person transaction policy, our anti-hedging policy, our anti-pledging policy and our stock ownership policy.

We have also continued our efforts to promote our ESG initiatives by adopting a number of new policies and procedures, including adopting a new Global ESG Governance Policy and Global Energy and Greenhouse Gas Policy and further strengthening our Environmental Policy and Human Rights Policy. See “Directors, Executive Officers and Corporate Governance-Corporate Governance-Our Practices and Policies”.

Strategy and Long-Term Growth

The focus of our strategic goals are:

•	Investing internally for organic growth, which generates our highest return on investment

•	Strengthening our brands through consumer insights, research and development, innovation and advertising and marketing to drive vitality and profitable organic growth

•	Returning capital to our shareholders via dividends and opportunistic share repurchases

•	Disciplined M&A activity as we pursue accretive strategic acquisitions that are synergistic or help drive additional value creation

While the impacts of COVID-19 over the past year are creating extreme volatility in the year-over-year and quarter-to-quarter comparisons of our businesses, overall we believe that consumer demand remains positive in our categories and the strong performance of our brands continues to drive growth.

Our Fiscal 2021 Results

The following graphs show our significantly improved financial strength.

Full Year 2021 - Continuing Operations Only

Full Year 2021 - Proforma Including HHI Discontinued Operations

Our efforts to reinvest in and reignite growth across our business units are driving tangible and impressive results. We believe that our transformational activities described above positioned us to meet the challenges and succeed in Fiscal 2021.

Below is a summary of our Fiscal 2021 highlights.

•	We completed a number of strategic transactions, including the acquisitions of Armitage Pet Care in our Global Pet Care segment and Rejuvenate cleaning products in our Home & Garden segment.

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We entered into a purchase agreement to sell our HHI segment for $4.3 billion to ASSA ABLOY, the closing of which is subject to receipt of regulatory approvals which are expected in 2022, with the anticipated transaction to close in Fiscal 2022. With the planned divestiture, our HHI business has been classified as discontinued operations. This transaction is expected to give us $3.5 billion in after-tax proceeds, which we intend to use to reduce our debt, return capital to shareholders via share repurchases, and invest strategically for organic growth and acquisitions.

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Subsequent to the end of Fiscal 2021, we announced plans to pursue combining our recently acquired Tristar Business with our existing HPC business (the “Appliance Restructuring”) with the intent to ultimately pursue a separate, pure play Global Appliance business (the creation of such company, the “New Appliances Company”). On February 4, 2022, we also announced plans to pursue transforming the Company to a pure-play Company composed of our GPC and H&G businesses, which is dependent upon completing the sale of the HHI segment, the Appliances Restructuring, and the creation of the New Appliances Company.

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We continue to make incremental and meaningful investments in consumer insights, new product innovation and marketing in our brands to raise awareness and drive future organic growth across each of the businesses.

•	We remain focused on our ongoing Global Productivity Improvement Program as we complete our global operating model transformation to create a better, faster, and stronger company.

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We achieved and exceeded our Fiscal 2021 operating plan and delivering on commitments while navigating a challenging supply chain environment with continued supply interruptions and inflationary pressures growing during the year across all business units.

•	Our net sales from continuing operations increased $376.0 million, or 14.3%, and our organic net sales increased 7.8%. Including our HHI business, net sales growth was $650 million, or 16.4%.

•

Our net income from continuing operations increased to $15.3 million with diluted earnings per share of $0.35, with combined net income including discontinued operations of $189.6 million and diluted earnings per share of $4.39.

•

We achieved Adjusted EBITDA of $391.8 million, representing an increase of 21.0% from Fiscal 2020. Including our HHI discontinued operations, combined Adjusted EBITDA of $689.2 million, representing an increase of 18.8%.

•	We had full year cash flow from operations of $288.4 million, including HHI discontinued operations.

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We continued to maintain a strong balance sheet with over $760 million of total liquidity at year ended September 30, 2021, including a $187.9 million cash balance and approximately $575 million available on our cash flow revolver as of September 30, 2021, and a net debt to Adjusted EBITDA leverage ratio of 3.5 times for the combined Company, including HHI discontinued operations.

•	We returned $197.3 million to shareholders by repurchasing 1.6 million shares of common stock for $125.8 million and paying $71.5 million in dividends.

•

We advanced our ESG efforts by promoting diversity, inclusion and equity at our Board and with our employees, enhanced our corporate structure in line with best practices and adopted a number of policies and practices to further enhance our environmental and sustainability efforts.

Detailed information regarding the non-GAAP financial measures described above is provided below in Appendix A.

Fiscal 2021 Executive Compensation Overview

Our Fiscal 2021 executive compensation program includes base salary, annual bonus (MIP) and the LTIP program. Our executive compensation program was designed after taking into account feedback from shareholders, based on our robust outreach efforts. Highlights of our executive compensation program in Fiscal 2021 included the following:

✓  Our NEOs’ base salaries and annual bonus targets remained the same as in Fiscal 2020.

✓  Our NEOs’ compensation is in line with market.

✓  Our 2021 LTIP equity grants, consistent with our 2020 LTIP equity grants, provided for three performance metrics weighted equally (Adjusted Return on Equity, Adjusted EBITDA and Adjusted Free Cash Flow).

Our Compensation Governance Best Practices

We have adopted significant policies with respect to our executive compensation programs, which help to further align our executives’ interests with those of our shareholders.

What We Do

✓  We maintain an independent Compensation Committee with an ongoing review of our compensation philosophy and practices.

✓  We consider the voting results of our annual advisory vote on executive compensation, and in the most recent annual advisory vote, approximately 97% voted in favor.

✓  We continue to engage in robust shareholder outreach to understand shareholder feedback and input on a variety of matters, including business strategy, compensation programs and corporate governance.

✓  We annually assess our compensation program and have determined that the risks associated with our compensation policies are not reasonably likely to result in a material adverse effect on the Company and its subsidiaries taken as a whole.

✓  We maintained our robust compensation alignment policies through our (i) stock ownership guidelines that require 50% of the net after-tax portion of our directors’, NEOs’ and other Covered Officers’ shares must be retained to satisfy our stock ownership requirements; (ii) robust anti-pledging policy; and (iii) robust anti-pledging policy.

✓  We provide reasonable post-employment provisions and have post-employment restrictive and executive cooperation covenants.

✓  We strongly align pay and performance by placing 87.9% of our CEO’s ongoing compensation opportunity and 78.7% (on average) of our other current NEOs’ ongoing compensation opportunities at risk and earned on the basis of Company performance.

✓  We have a robust clawback policy that requires forfeiture or recoupment upon an accounting or financial restatement or certain other acts resulting in financial loss, reputation damage or other similar adverse impacts to the Company, a described in greater detail under the section titled “Compensation Clawback Policy.”

✓  For new employment agreements entered into during Fiscal 2019 and thereafter, we have provided that upon termination of employment any performance-based awards are forfeited.

✓  70% of our equity-based awards and 74% to 80% of our regular incentive compensation are based on achievement of performance. The remainder is time-based equity that is still subject to market risk.

What We Don’t Do

X   We do not provide any gross-ups for golden parachutes.

X   We do not make loans to executive officers or directors.

X   We do not allow our NEOs to purchase stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.

X   We do not provide immediate vesting on equity based awards and have committed to one-year minimum vesting requirement for all awards granted under the Spectrum Brands Holdings, Inc. 2020 Omnibus Equity Plan (the “2020 Equity Plan”), subject to limited exceptions.

X   We do not grant discounted options and we do not reprice stock options without shareholder approval.

X   We do not provide for accelerated vesting of equity upon retirement for our NEOs.

X   We do not provide for single-trigger vesting of equity.

X   We do not provide excessive perquisites and our NEOs do not participate in defined benefit pension plans or nonqualified deferred compensation plans.

X   We do not guarantee minimum bonuses to our NEOs.

X   We do not pay any dividends on unearned and unvested equity awards, unless and until earned and vested. Our 2020 Equity Plan further enhanced this practice by explicitly prohibiting the payment of dividends on unvested equity awards.

Shareholder Engagement

Our Board takes its management oversight responsibilities seriously. Our key values are predicated on strong and effective governance, independent thought and decision-making and a commitment to driving shareholder value. We received strong support from our shareholders with a vote of approximately 97% with respect to our executive compensation at our 2021 Annual Meeting. This followed a vote of 84% from our shareholders with respect to our executive compensation in the prior year. As discussed below, we highly value the input of our shareholders and took this into account as we designed our programs.

What we learn through our ongoing engagements is regularly shared with our Board and incorporated into our disclosures, plans and practices, as deemed appropriate.

Moreover, we are committed to robust shareholder engagement, and shareholder engagement has become an embedded part of our investor relations and governance programs. We maintain a consistent and proactive approach to communicating with our shareholders, including our quarterly earnings calls, holding non-deal road shows and participating in both equity and debt conferences on a regular basis. Conversations throughout the year led by our executive management team are supplemented by an annual outreach dedicated to corporate governance, executive compensation, and corporate responsibility topics. In addition, each year during proxy season we take the following actions:

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We engage the proxy solicitation firm, Okapi Partners, to (i) assist in a robust shareholder outreach process to discuss our go-forward strategies and (ii) facilitate the opportunity for shareholders to individually and directly engage with certain members of management.

•	We engage in discussions with a major proxy advisory firm as necessary to understand its perspective on our compensation programs and best practices generally in executive compensation programs.

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We reach out to our top 20 shareholders, which represents approximately 65% of our standing shares, to discuss and engage in dialogue with our shareholders with respect to our Company, including our corporate governance and compensation practices.

Partially in response to such feedback below and input from a proxy advisory firm, we made the following changes over the past two years:

What We Heard	How We Responded
• Shareholders raised concern on our use of Adjusted EBITDA and Adjusted Cash Flow on both MIP and LTIP.

✓  We introduced a third performance metric (Adjusted Return on Equity), which is weighted equally with Adjusted EBITDA and Adjusted Free Cash Flow for our LTIP equity performance program.

✓  Additionally, for the Fiscal 2021 annual MIP, we added a Net Sales measure (weighted at 20% for Fiscal 2021) to our existing measures of Adjusted Free Cash Flow and Adjusted EBITDA (each weighted at 40% for Fiscal 2021).

✓  For Fiscal 2022, our Compensation Committee modified the weighting of the three performance metrics under the annual MIP, such that Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales will all be equally weighted.

• Shareholders told us that the size of our NEO salaries and annual bonus targets were appropriate.	✓ Our NEOs’ base salaries and annual bonus targets remained the same in Fiscal 2021 as in Fiscal 2020.

• Shareholders asked us to enhance our stock ownership guidelines.

✓  We strengthened our stock ownership guidelines by increasing, as of January 1, 2020, to 50% the net after-tax portion of our directors’, NEOs’ and other Covered Officers’ shares that they must retain to satisfy our stock ownership requirements.

• Shareholders did not express concern with our perquisites program and other compensation practices	✓ Nonetheless, at his own initiative, our CEO voluntarily eliminated his tax planning, financial assistance benefit and his executive automobile allowance.

• A proxy advisory firm raised concerns regarding our anti-hedging policy	✓ We further strengthened our anti-hedging policy. In addition, on our own initiative, we adopted a robust policy prohibiting the pledging of our stock.

What We Heard	How We Responded

• Shareholders expressed interest in the declassification of our Board	✓ We began to declassify the Board, a process which will be completed by 2024.

• Shareholders supported our commitments to diversity	✓ We continued our efforts to promote diversity and inclusion through implementing a diversity, equity, and inclusion program for employees and enhancing diversity at our Board and executive team.

During our dialogue with shareholders in Fiscal 2021, we received the following feedback:

•	Shareholders were generally supportive of our compensation structure and our compensation consultant, Willis Towers Watson (“WTW”).

•	Shareholders commended us on deleveraging our balance sheet and noted that they would prefer we continue to operate with less leverage.

•	Shareholders noted that they focus on our ESG efforts and that they would welcome continued advancement of our ESG efforts.

•

As described on pages 32 through 34 herein, in order to promote our ESG efforts, we have also adopted a number of new policies and procedures and intend to continue to review and enhance our ESG processes, procedures and disclosures.

•	Shareholders told us they appreciate the declassification of the Board.

•

Shareholders told us they appreciate the diversity of our Board, both in terms of gender diversity and racial/ethnic diversity, and the advancement of our Company’s diversity, equity and inclusion initiative.

We continue to engage in rigorous shareholder outreach and are doing so in Fiscal 2022 to understand shareholder views and input on a variety of matters.

Compensation Overview and Philosophy

Our compensation programs are administered by our Compensation Committee. In Fiscal 2021, these programs were based on our “pay-for-performance” philosophy in which variable compensation represents a majority of an executive’s potential compensation. The variable incentive compensation programs continued our focus on the Company-wide goals of increasing growth and earnings, maximizing free cash flow generation and building for superior long-term shareholder returns. Each year, the Compensation Committee and the Company, along with the assistance of an independent compensation consultant, go through a thoughtful process to review risks and opportunities applicable to the Company.

In establishing our compensation programs for Fiscal 2021, our Compensation Committee continued to partner with WTW as independent compensation consultant and evaluated the compensation programs with reference to a peer group of 14 companies, as outlined in the section below, “Role of Committee-Retained Consultants.”

Background on Compensation Considerations

Our Compensation Committee pursued several objectives in determining our executive compensation programs for Fiscal 2021:

•	To attract and retain highly qualified executives for the Company and in each of our business segments.

•	To align the compensation paid to our executives with our overall corporate business strategies while leaving the flexibility necessary to respond to changing business priorities and circumstances.

•	To align the interests of our executives with those of our shareholders and to reward our executives when they perform in a manner that creates value for our shareholders.

In order to pursue these objectives, our Compensation Committee:

•	Considered the advice of WTW on executive compensation issues and program design, including advice on the corporate compensation program as it compared to our peer group companies.

•	Conducted an annual review of total compensation for each NEO, including the compensation and benefit values offered to each executive and other compensation factors.

•	Consulted with our CEO and other members of senior management with regard to compensation matters and met in executive session without management to evaluate management’s input.

•	Solicited comments and concurrence from other Board members regarding its recommendations and actions.

•	Considered the feedback of our shareholders and the Say on Pay vote results.

Philosophy on Performance-Based Compensation

Our Fiscal 2021 executive compensation programs were designed so that, at target levels of performance, a significant portion of the value of each NEO’s annual compensation (which varies by individual) would be based on the achievement of Company-wide Fiscal 2021 performance objectives. In approving these programs, our Compensation Committee concluded that a combination of annual fixed base pay and incentive-based pay provided our NEOs with an appropriate mix of cash compensation and equity-based compensation.

For Fiscal 2021, the percentage of ongoing target annual compensation that was at-risk (that is, variable cash compensation and equity awards) for our CEO was 87.9% and for the other current NEOs was 78.7% as a group. The chart below sets forth the percentage of target compensation that was fixed compared to at-risk for the CEO and the other current NEOs as a group.

To highlight the alignment of the incentive plans with shareholder interests, our ongoing annual and long-term incentive programs (whether equity or cash-based) in Fiscal 2021 were predominantly performance-based with (i) our MIP being 100% performance-based and (ii) the three-year LTIP being 70% performance-based.

The remainder of each executive’s compensation was made up of amounts that did not vary based on performance. For each of our NEOs, these non-performance-based amounts are set forth in agreements with the executives as described in “—Executive Compensation Tables—Termination and Change in Control Provisions—Executive-Specific Provisions regarding Employment, Termination and Change in Control—Agreements with NEOs,” and are subject to annual review and potential increase by our Compensation Committee. These amounts are determined by our Compensation Committee considering the executive’s performance, current market conditions, the Company’s financial condition at the time such compensation levels are determined, compensation levels for similarly situated executives with other companies, experience level and the duties and responsibilities of such executive’s position.

Our Compensation Decision Making Process

Our Compensation Committee engages in a robust process in making compensation decisions. In Fiscal 2021, our Compensation Committee retained WTW as its independent consultants to assist in formulating and evaluating executive and director compensation programs.

In addition, our Compensation Committee consulted with our CEO regarding the Company’s compensation plans and performance targets, however, our CEO did not participate in any discussions with respect to his own compensation. From time to time, our Compensation Committee also consulted with other senior executives of our Company and outside counsel.

WTW provided advice on the executive compensation implications of changes to our business (including our Global Productivity Improvement Plan, demand, and supply interruptions), our corporate governance and compensation structure and the philosophy of our executive compensation plans. During Fiscal 2021, our Compensation Committee periodically requested WTW to:

•	Provide comparative market data for our peer group and other groups on request, with respect to compensation matters.

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Analyze our compensation and benefit programs relative to our peer group, including our mix of performance-based compensation, non-variable compensation and the retentive features of our compensation plans in light of the Company’s strategies and prospects.

•

Review the plan designs, including the performance metrics selected, for our various incentive plans and make recommendations to our Compensation Committee on appropriate plan designs to support the overall corporate strategic objectives.

•	Advise our Compensation Committee on compensation matters and management proposals with respect to compensation matters.

•	Assist in the preparation of our Compensation Discussion and Analysis disclosure and related matters.

•	On request, participate in meetings of our Compensation Committee.

In order to encourage an independent viewpoint, our Compensation Committee and its members (i) had access to WTW at any time without management present and (ii) consulted from time to time with each other, other non-management members of our Board and WTW without management present.

WTW, with input from management and our Compensation Committee, developed a peer group of companies based on a variety of criteria, including type of business, revenue, assets and market capitalization. The composition of this peer group is reviewed annually and, if appropriate, revised, based on changes in business orientation of peer group companies, changes in financial size or performance of the Company and the peer group companies and any mergers, acquisitions, spin-offs or bankruptcies of the companies in the peer group or changes at our Company. WTW reviewed this peer group, and confirmed that there were no changes for Fiscal 2021. The peer group utilized consisted of the following 14 companies:

✓ Central Garden and Pet Company	✓ Fortune Brands Home & Security, Inc.	✓ Newell Brands, Inc.

✓ Church & Dwight Co., Inc.	✓ Hanesbrands, Inc.	✓ Nu Skin Enterprises, Inc.

✓ The Clorox Company	✓ Hasbro, Inc.	✓ The Scotts Miracle-Gro Company

✓ Edgewell Personal Care Company	✓ Helen of Troy Limited	✓ Tupperware Brands Corporation

✓ Energizer Holdings, Inc.	✓ Mattel, Inc.

Our Compensation Committee reviews market data as part of assessing the appropriateness and reasonableness of our compensation levels and mix of pay. Although our Compensation

Committee does not target a particular range for total compensation as compared to our peer group, it does take this information into account when establishing our compensation programs.

In accordance with SEC rules, our Compensation Committee considered the independence of WTW including an assessment of the following factors: (i) other services provided to the Company by each consultant, (ii) fees paid by the Company as a percentage of the consulting firm’s total revenue, (iii) policies or procedures maintained by WTW that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of our Compensation Committee, (v) any Company stock owned by individual consultants involved in the engagement and (vi) any business or personal relationships between our executive officers and the consultants or the individual consultants involved in the engagement. Our Compensation Committee has concluded that no conflicts of interest prevented WTW from independently advising our Compensation Committee during Fiscal 2021. WTW received $158,329 for executive and director compensation consulting in Fiscal 2021. WTW also provided consulting services relating to our health and benefit plans during Fiscal 2021, for which it received approximately $180,000. The Compensation Committee reviewed these additional consulting services, while considering the potential effects on WTW’s independence.

Compensation Elements

In Fiscal 2021, our ongoing annual compensation for our NEOs included the following elements:

Base Salary

Purpose:	• Forms basis for competitive compensation package
Operation:	• Base salary reflects competitive market conditions, individual performance and internal parity
Performance Measures:

•  Performance of the individual is considered by the Compensation Committee, which is advised by its independent compensation consultant, when setting and reviewing base salary levels and continued employment

MIP Bonus

Purpose:	• Motivate achievement of strategic priorities relating to key annual financial metrics
Operation:

•  Target bonus opportunities are determined by competitive market practices and internal parity

•  Actual bonus payouts, which can range from 0-250% of target for the CEO and 0-200% of target for our other NEOs are determined based on achievement of financial metrics established at the beginning of the performance period

Performance Measures:

•  For Fiscal 2021, 80% is equally weighted between Adjusted EBITDA and Adjusted Free Cash Flow and the remaining 20% is based on Net Sales. For Fiscal 2022, Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales will all be equally weighted

LTIP: Restricted Stock Units (majority is performance-based and remainder is time-based)

Purpose:	• Align compensation with key drivers of the business • Encourage focus on long-term shareholder value creation
Operation:	• Size of award determined by competitive market practices, corporate and individual performance and internal parity and retention considerations
Performance Measures:

•  Long-term incentive awards focusing on cumulative performance over three-year period ending Fiscal 2023, based on equally weighted Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Return on Equity

•  The majority of each of the new long-term incentive awards (70%) are performance-based

Base Salaries

The annual base salaries for our NEOs were initially set forth in each executive’s employment agreement or separate letter agreement and such salaries may be increased from time to time by our Compensation Committee.

In determining the initial annual base salary for each NEO or in making any subsequent increases, our Compensation Committee considered the market conditions at the time such compensation levels were determined, the Company’s financial condition at the time such compensation levels were determined, compensation levels for similarly situated executives at other companies, experience level and the duties and responsibilities of such executive’s position.

Base salary levels are subject to evaluation from time to time by our Compensation Committee to determine whether increases are appropriate. Our NEOs’ base salaries remained the same in Fiscal 2021 as in Fiscal 2020.

Annual Bonus

Our management personnel, including our NEOs, participate in our annual cash bonus (MIP), which is designed to compensate executives and other managers based on achievement of annual corporate, business segment, and/or divisional financial goals. Under the MIP bonus plan, 100% of the annual bonus is performance-based and no bonus is paid if the relevant performance metrics are not achieved.

Under the MIP, each participant has the opportunity to earn a bonus amount that is 100% contingent upon achieving the annual performance goals set by our Compensation Committee and reviewed by our Board. Particular performance goals are established during the first quarter of the relevant fiscal year and reflect our Compensation Committee’s views of the critical indicators of corporate success in light of primary business priorities. The specific financial targets with respect to performance goals are then set by our Compensation Committee based on our annual operating plan, as approved by our Board, during the first quarter of the relevant fiscal year. The annual operating plan includes performance targets for the Company as a whole, as well as for each business segment.

The Fiscal 2021 MIP design included a minimum financial threshold level for each of Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales, below which no payout would be earned with respect to that objective. The achievement of the goals of Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales is determined and earned independently of one another.

For the purposes of our MIP and LTIP, Adjusted EBITDA and Adjusted Free Cash Flow have the following meanings:

“Adjusted EBITDA” means net earnings before interest, taxes, depreciation and amortization, but excluding restructuring, acquisition and integration charges and other one-time charges. The result of the formula in the preceding sentence is then adjusted by the Compensation Committee in good faith so as to negate the effects of any dispositions; provided, however, that Adjusted EBITDA resulting from businesses or products lines acquired (in Board approved transactions) during the applicable fiscal year will, to the extent reasonably and in good faith determined by the Compensation Committee to be appropriate, be included in the calculation from the date of acquisition.

“Adjusted Free Cash Flow” means Adjusted EBITDA, plus or minus changes in current and long-term assets and liabilities, less cash payments for taxes, restructuring and interest. Any reductions in Adjusted Free Cash Flow resulting from transaction costs or financing fees incurred in connection with any Board approved acquisition or refinancing (in each case during the applicable fiscal year) are added back to Adjusted Free Cash Flow, subject to the approval of the Compensation Committee, reasonably and in good faith. The result of the formula in the preceding sentences is then adjusted by the Compensation Committee reasonably and in good faith so as to negate the effects of any dispositions; provided, however, that Adjusted Free Cash Flow resulting from businesses or products lines acquired (in Board approved transactions) during the fiscal year will, to the extent reasonably and in good faith determined by the Compensation Committee to be appropriate, be included in the calculation from the date of acquisition.

For purposes of our MIP, “Net Sales” means the amount of revenue generated less returns, cash discounts, trade rebates, and other spend or consumer offers that result in a reduction of revenue in accordance with generally accepted accounting principles in the U.S. GAAP. Net Sales achievement will be net of FX currency translation impact (e.g. achievement will exclude positive or negative impact(s) as a result of converting local currency sales into U.S. dollars), will include amounts in the annual operating plan relating to acquisitions completed in the prior year and will exclude amounts from acquisitions completed in the current year.

Long-Term Equity Program

Since our LTIP measures performance over three years, we are able to effectively focus on the achievement of significant and sustained improvements in performance and strategic initiatives over the long term. For Fiscal 2021, we provided our LTIP grants in the form of time-based RSUs and performance-based PSUs that will be eligible to vest after the three-year period ending September 30, 2023. These awards have the features described below.

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70% of the award vests based on three-year cumulative performance against the following three equally weighted measures: Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Return on Equity. The relatively large performance component of these awards is believed to serve as a valuable incentive to drive long-term outcomes for our Company and shareholders. There is an opportunity to earn up to 125% of target PSUs if superior performance is achieved.

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30% will vest at the end of the three-year service period. The relatively small time-based component of these awards as part of our overall compensation mix is believed to serve as an important long-term retention and risk mitigation feature.

For purposes of our LTIP, “Adjusted Return on Average Equity” means three-year cumulative Adjusted Net Income (Adjusted EBITDA less interest, taxes, depreciation and amortization) divided by the sum of fiscal 2021, 2022 and 2023 year average total equity, excluding gain or loss on sale of one or more segments.

See “-Fiscal 2021 Compensation Component Pay-Outs-LTIP” for a further description of these awards.

Fiscal 2021 Compensation Component Pay-Outs

Base Salary

The annual base salaries at the end of Fiscal 2021 for our NEOs are set forth below:

Named Executive	Annual Base Salary at the end of Fiscal 2021
David M. Maura	$ 900,000
Jeremy W. Smeltser	$ 500,000
Randal D. Lewis	$ 550,000
Ehsan Zargar	$ 400,000
Rebeckah Long	$ 300,000

Management Incentive Plan

For Fiscal 2021, our MIP award levels achievable at target for each participating NEO were as follows:

Named Executive	MIP Target as % of Annual Base Salary
David M. Maura	125	%
Jeremy W. Smeltser	80	%
Randal D. Lewis	90	%
Ehsan Zargar	60	%
Rebeckah Long	60	%

In response to shareholder feedback, we added Net Sales as an additional metric to our Fiscal 2021 MIP. Our Compensation Committee established the following weightings for Fiscal 2021:

•	40% Adjusted EBITDA

•	40% Adjusted Free Cash Flow

•	20% Net Sales

For Fiscal 2022, our Compensation Committee approved modifying the weighting of the three performance metrics, such that Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales will all be equally weighted.

The table below shows the applicable levels of performance required to achieve threshold, target and maximum payouts for each of the three performance metrics in Fiscal 2021. The performance metrics for each of our NEOs were equal to those established for the Company as a whole. The maximum MIP bonus payable is 250% of target for Mr. Maura and 200% for our other NEOs. As described in the table below, Mr. Maura achieved payouts of 206.4% based on Adjusted EBITDA achievement, 100% based on Adjusted Free Cash Flow and 250% based on Net Sales. All other NEOs achieved payouts of 200% based on Adjusted EBITDA achievement, 100% based on Adjusted Free Cash Flow and 200% based on Net Sales.

Performance Required to Achieve Bonus % as Indicated ($ in millions)
Performance Metric	Weight (% of Target Bonus)	Threshold (0%)	Target (100%)	Maximum (200%) (1)	Actual	Calculated 2021 Payout Factor (% of Target Bonus)
Adjusted EBITDA	40%	$560.71	$623.01	$685.31	$689.30	200%
Adjusted Free Cash Flow	40%	$234.00	$260.00	$286.00	$260.00	100%
Net Sales	20%	$3,991.42	$4,201.49	$4,411.56	$4,614.00	200%

(1)

Mr. Maura is eligible to receive a maximum MIP equal to 250% of target if we achieve Adjusted EBITDA, Adjusted Free Cash Flow and Net Sales of $716.462 million, $299.000 million and $4,516.691 million, respectively, and achieved Fiscal 2021 Payout Factors of 206.40%, 100.00% and 250.00%, respectively with respect to the target amount.

Long Term Incentive Plan

Our Fiscal 2021 LTIP grants cover service and cumulative performance over the three-year period commencing October 1, 2020 and ending September 30, 2023. Of the total grant, 70% is in the form of PSUs and will vest based on the achievement of cumulative Adjusted EBITDA, cumulative Adjusted Free Cash Flow and Adjusted Return on Equity over the three-year period. The remaining 30% is in the form of RSUs, which will vest based on continued service, with cliff vesting at the end of such three-year period. In addition, with respect to the PSU component of the LTIP, there is an opportunity to earn additional PSUs if superior performance is achieved (subject to a cap of 125% of the target PSUs).

The chart below sets forth the number of PSUs and RSUs each NEO was granted in Fiscal 2021 pursuant to the LTIP.

Name	70% Performance- Based (at Target)	30% Time Based	Potential Upside Performance - Based
David M. Maura	58,064	24,885	14,516
Jeremy W. Smeltser	10,753	4,608	2,688
Randal D. Lewis	23,656	10,138	5,914
Ehsan Zargar	17,205	7,373	4,301
Rebeckah Long	3,763	1,613	941

The table below shows the three performance metrics for our NEOs and the applicable levels of performance required to achieve threshold, target and maximum vesting of PSUs.

Performance Measure (in $ millions)	Threshold (0% of PSUs vest)	Target (100% of PSUs vest)	Maximum (125% of PSUs vest)
Adjusted EBITDA	$1,869.0	$1,953.0	$1,974.5
Adjusted Free Cash Flow	$780.0	$874.1	$898.7
Adjusted Return on Equity	13.50%	14.80%	15.20%

Under the LTIP, the three performance goals may be earned independently of one another. The achievement of the performance goals for each of our NEOs will be measured on a consolidated Company-wide basis. Acquisitions by the Company are included in the Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Return on Equity calculations, subject to the negative discretion of our Compensation Committee. Awards for performance between threshold and target levels and between target and maximum levels, will be determined based on linear interpolation. If threshold performance level is not achieved for any of the three performance goals, then no PSUs will be earned.

Our Compensation Committee also provided in the award agreements for our NEOs that such officers are required to hold at least 50% of the net shares they receive (after any shares withheld by the Company for tax purposes) until such NEO achieves the required stock ownership. Thereafter, they are required to hold 50% of the net after-tax shares they receive for at least one year following vesting. In addition, our NEOs and all other officers at the Vice President level or higher, are subject to the share ownership and retention guidelines discussed above (see “Directors, Executive Officers and Corporate Governance-Corporate Governance-Our Practices and Policies-Stock Ownership Guidelines”).

Deferral and Post-Termination Benefits

Retirement Benefits. Our Company maintains a 401(k) plan for our employees, including our NEOs.

Supplemental Executive Life Insurance Program. During Fiscal 2021, each of Messrs. Maura, Smeltser, Lewis and Zargar participated in a program pursuant to which the Company, on behalf of each participant, made an annual contribution on October 1 equal to 15% of such participant’s base salary as of that date into a Company-owned executive life insurance policy for such participant. The investment options for each such policy are selected by the insurance provider.

Post-Termination Benefits. As described below, the Company had entered into agreements with our NEOs which govern, among other things, post-termination benefits payable to each such NEO should his or her employment with the Company terminate. In each case, the receipt of post-termination benefits is subject to the NEO’s execution of a waiver and release agreement in favor of the Company and continued compliance with post-employment restrictive covenants and other executive cooperation.

Perquisites and Benefits

The Company provides certain limited perquisites and other benefits to certain executives, including our NEOs. Among these benefits are financial and tax planning services, car allowances or leased car programs, executive medical exams and executive life and disability insurance. Mr. Maura has voluntarily agreed to cease receiving any benefits for financial or tax planning services and his automobile allowance. Similarly, we do not provide gross-ups for our other NEOs.

Important Compensation Policies and Guidelines

Timing and Pricing of Stock-Based Grants

The Company provides stock, restricted stock, RSUs and PSUs as part of the compensation program made available to directors, NEOs and other employees. With respect to annual or special grants of stock or restricted stock, these are generally made on the date or as soon as practicable following the date on which such grants are approved by our Compensation Committee or our Board, or, if the award dictated a subsequent date or the achievement of a particular event prior to grant, as soon as practicable after such subsequent date or achievement of such event. The granting of stock, to the extent granted by the Company, will generally be granted the day after the second business day following the public dissemination of the Company’s financial results or such other date as determined by the Company’s General Counsel, using that day’s NYSE adjusted market close price to convert to a round number of shares. For purposes of valuing awards made under our equity plans, the grant price is generally the closing sale price of the Company’s common stock on the exchange on which the Company’s shares are listed on the day of the grant date.

The Company did not grant stock options to its employees during Fiscal 2021 and does not anticipate that it will use options as part of its compensation program going forward.

Impact of Tax and Accounting Considerations

The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the shareholder value that management and the Compensation Committee believe the pay component reinforces. In structuring the compensation for our NEOs, our Compensation Committee will review a variety of factors which may include the deductibility of such compensation under Section 162(m) of the Internal Revenue Code, to the extent applicable. However, this is not the driving or most influential factor and the Compensation Committee has approved in the past and specifically reserves the right to pay or approve nondeductible compensation currently and in the future.

Executive Compensation Tables

The following tables and footnotes show the compensation earned for service in all capacities during Fiscal 2021, Fiscal 2020, and Fiscal 2019 by our NEOs. We refer you to the “Compensation Discussion and Analysis” and the “Termination and Change in Control Provisions” sections of this report as well as the corresponding footnotes to the tables for material factors necessary for an understanding of the compensation detailed in the tables entitled “Summary Compensation Table,” “All Other Compensation Table for Fiscal 2021” and “Grants of Plan-Based Awards Table for Fiscal 2021.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
David M. Maura	2021	$ 900,000	$ –	$ 5,399,980	$1,941,300	$365,045	$8,606,325
Executive Chairman and Chief Executive Officer	2020	$ 900,000	$ –	$ 8,411,326	$1,442,813	$194,219	$10,948,358
	2019	$ 900,000	$ –	$ 13,588,411	$5,000,000	$199,711	$19,688,122

Jeremy W. Smeltser	2021	$ 500,000	$ –	$ 1,000,001	$640,000	$203,184	$2,343,185
Executive Vice President and Chief Financial Officer	2020	$ 500,000	$ –	$ 1,000,030	$513,000	$136,699	$2,149,729
			–

Randal D. Lewis	2021	$ 550,000	$ –	$ 2,199,989	$792,000	$231,422	$3,773,411
Executive Vice President and Chief Operating Officer	2020	$ 550,000	$ –	$ 3,161,022	$634,838	$173,120	$4,518,980
	2019	$ 447,788	$ –	$ 4,075,662	$500,000	$145,954	$5,169,404

Ehsan Zargar	2021	$ 400,000	$ –	$ 1,600,028	$384,000	$229,191	$2,613,219

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Executive Vice President, General Counsel, and Corporate Secretary	2020	$ 400,000	$ –	$ 2,881,385	$307,800	$156,598	$3,745,783
	2019	$ 400,000	$ –	$ 4,691,949	$500,000	$114,538	$5,706,487

Rebeckah Long	2021	$ 300,000	$ –	$ 349,978	$458,000	$22,998	$1,130,976
Senior Vice President and Chief Human Resources Officer	2020	$ 300,000	$ –	$ 382,050	$230,850	$21,326	$934,226
	2019	$ 231,607	$ –	$ 626,206	$53,750	$18,602	$930,165

(1)

This column reflects the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 2, Significant Accounting Policies and Practices, of the Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for Fiscal 2021. For Fiscal 2021, this column reflects grants under the LTIP. If the maximum performance under the LTIP was achieved then the value of the awards in Fiscal 2021 would have been as follows: Mr. Maura ($6,344,972); Mr. Smeltser ($1,174,990); Mr. Lewis ($2,584,991); Mr. Zargar ($1,880,023); and Ms. Long ($411,237) in each case based on the stock price on the date of grant. At the lowest level of performance, the performance-based restricted stock unit awards are forfeited. The amounts shown in this column do not reflect the actual payout.

(2)

For Fiscal 2021, this column represents cash amounts earned under the Company’s 2021 MIP. For additional detail on the 2021 MIP and the determination of the awards thereunder, please refer to the discussion under the heading “Compensation Discussion and Analysis-Fiscal 2021 Compensation Component Pay-Outs-Management Incentive Plan” and the table entitled “Grants of Plan-Based Awards Table for Fiscal 2021” and its accompanying footnotes. The incentive awards payable under the 2019 MIP to our NEOs were settled in shares of common stock in lieu of cash and so are reported under Stock Awards. For Ms. Long, this amount also includes a cash bonus payment of $170,000 made in Fiscal 2021 pursuant to an election Ms. Long made prior to becoming an executive officer to receive a portion of an earlier incentive award opportunity in the form of a future fixed cash payment. Ms. Long is not entitled to any remaining payments in respect of such award.

(3)	Please see the following table for the details of the amounts that comprise the All Other Compensation column.

All Other Compensation Table for Fiscal 2021

Name	Financial Planning Services Provided to Executive (2)	Life Insurance Premiums Paid on Executives Behalf (3)	Car Allowance/ Personal Use of Company Car (4)	Company Contributions to Executive’s Qualified Retirement Plan (5)	Company Contributions to Executive’s Supplemental Life Insurance Policy (6)	Dividends (7)	Other (8)	Total
David M. Maura (1)	$-	$9,659	$-	$9,750	$75,606	$270,030	$-	$365,045
Jeremy W. Smeltser	$20,000	$4,564	$23,066	$4,712	$75,000	$-	$75,842	$203,184
Randal D. Lewis	$20,000	$11,158	$19,746	$11,837	$82,500	$86,181	$-	$231,422
Ehsan Zargar	$20,000	$3,057	$21,479	$9,750	$60,000	$114,905	$-	$229,191
Rebeckah Long	$-	$1,826	$12,000	$6,300	$-	$2,873	$-	$22,998

(1)	Mr. Maura voluntarily eliminated his financial planning and car allowance payments beginning in Fiscal 2020.
(2)

The Company provides an allowance for expenses related to financial planning and tax preparation services, up to $20,000 annually, to Messrs. Smeltser, Lewis and Zargar. For Fiscal 2021, these allowances were paid out to Messrs. Smeltser, Lewis and Zargar in April 2021.

(3)

The amount represents the life insurance premium paid for Fiscal 2021. The Company provides life insurance coverage equal to three times (two times, for Ms. Long) base salary for each executive officer.

(4)

The Company sponsors a leased car or car allowance program. Under the leased car program, costs associated with using a vehicle are provided, which also include maintenance, insurance and license and registration. Under the car allowance program, the executive receives a fixed monthly allowance. As noted above, beginning with Fiscal 2020, Mr. Maura has given up his car allowance.

(5)	Represents amounts contributed under the Company-sponsored 401(k) retirement plan.
(6)	This amount reflects the premium paid by the Company equal to 15% of base salary toward individual supplemental life insurance policies.
(7)	This amount reflects dividend equivalents paid in respect of RSUs held by NEOs which vested during Fiscal 2021 and were not factored into the grant date fair value of the RSUs.
(8)	This amount reflects the relocation expenses paid by the Company to Mr. Smeltser in Fiscal 2021.

Grants of Plan-Based Awards Table for Fiscal 2021

The following table and footnotes provide information with respect to equity grants made to our NEOs during Fiscal 2021 as well as the range of future payouts under non-equity incentive plans for our NEOs indicated.

Name	Grant Date		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	All Other Stock Awards: Number of Shares of Stock or Units #	Grant Date Fair Value of Stock Awards $(3)
David M. Maura	11/10/2020	(1)	$0	$1,125,000	$2,812,500
	12/16/2020	(2)	$0	$0	$0	-	58,064	72,580	24,885	$5,399,980
Jeremy W. Smeltser	11/10/2020	(1)	$0	$400,000	$800,000
	12/16/2020	(2)	$0	$0	$0	-	10,753	13,441	4,608	$1,000,001
Randal D. Lewis	11/10/2020	(1)	$0	$495,000	$990,000
	12/16/2020	(2)	$0	$0	$0	-	23,656	29,570	10,138	$2,199,989
Ehsan Zargar	11/10/2020	(1)	$0	$240,000	$480,000
	12/16/2020	(2)	$0	$0	$0	-	17,205	21,506	7,373	$1,600,028
Rebeckah Long	11/10/2020	(1)	$0	$180,000	$360,000
	12/16/2020	(2)	$0	$0	$0	-	3,763	4,704	1,613	$349,978

(1)

Represents the threshold, target and maximum payouts under the Fiscal 2021 MIP. The actual amounts earned under the plan for Fiscal 2021 are disclosed in the Summary Compensation Table above as part of the column entitled “Non-Equity Incentive Plan Awards.” For Mr. Maura, the maximum payout for the disclosed awards is equal to 250% of target. For our other NEOs, the maximum payouts for the disclosed awards are equal to 200% of target. See “Compensation Discussion and Analysis-Fiscal 2021 Compensation Component Pay-Outs-Management Incentive Plan” for a discussion of the terms of the Fiscal 2021 MIP.

(2)

Represents the number of RSUs and PSUs awarded under the Fiscal 2021 LTIP grants and shows (a) the threshold, target and maximum payouts, denominated in the number of shares of stock, in respect of PSUs and (b) the number of shares of stock underlying the RSUs. See “Compensation Discussion and Analysis-Fiscal 2021 Compensation Components Pay-Outs-LTIP” for a discussion of the terms of these awards.

(3)

Except as otherwise noted, reflects the value at the grant date value based upon the probable outcome of the relevant performance conditions. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

Outstanding Equity Awards at the End of Fiscal 2021

The following table and footnotes set forth information regarding outstanding options and restricted stock unit awards as of September 30, 2021 for our NEOs. The market value of shares that have not vested was determined by multiplying $95.67, the closing market price of the Company’s stock on September 30, 2021, the last trading day of Fiscal 2021, by the number of shares.

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
David M. Maura	64,142	$72.92	11/29/2023	–	$–	–	$–
	26,743	$82.85	11/25/2024	–	$–	–	$–
	1,164	$86.38	11/24/2025	–	$–	–	$–
	51,309	$95.43	11/28/2026	–	$–	–	$–
				35,817(4)	$3,426,612	104,466(5)	$9,994,262
				26,012(6)	$2,488,568	60,693(7)	$5,806,499
				24,885(8)	$2,380,748	58,064(9)	$5,554,983
Jeremy W. Smeltser	–	–	–	4,817(6)	$460,842	11,240(7)	$1,075,331
				4,608(8)	$440,847	10,753(9)	$1,028,740
Randal D. Lewis	–	–	–	9,949(4)	$951,821	29,019(5)	$2,776,248
	–	–	–	10,597(6)	$1,013,815	24,727(7)	$2,365,632
	–	–	–	10,138(8)	$969,902	23,656(9)	$2,263,170
Ehsan Zargar	3,958	$72.92	11/29/2023	–	–	–	–
	5,009	$82.86	11/25/2024	–	–	–	–
	–	–	–	10,613(4)	$1,015,346	30,953(5)	$2,961,274
	–	–	–	7,707(6)	$737,329	17,983(7)	$1,720,434
	–	–	–	7,373(8)	$705,375	17,205(9)	$1,646,002
Rebeckah Long	–	–	–	1,658(4)	$158,621	4,836(5)	$462,660
	–	–	–	1,686(6)	$161,300	3,934(7)	$376,366
	–	–	–	1,613(8)	$154,316	3,763(9)	$360,006

(1)	This column shows the number of outstanding RSUs subject to time-based vesting.
(2)	The market value is based on the per share closing price of our common stock on September 30, 2021 ($95.67).
(3)

This column shows the number of Fiscal 2019, 2020 and 2021 LTIP PSUs subject to performance-based vesting. For the FY19 PSU grants, we have shown the actual shares that become vested based on performance through fiscal 2021 year-end. For the FY20 and FY21 PSU grants, because the performance metrics have not been satisfied as of the date of this report, we have shown the number of PSUs that would be payable upon the target level of performance.

(4)	These Fiscal 2019 LTIP RSUs cliff vested on December 3, 2021.
(5)	These Fiscal 2019 LTIP PSUs cliff vested on December 3, 2021.

(6)	These Fiscal 2020 LTIP RSUs cliff vest on December 2, 2022, subject to continued employment.
(7)	These Fiscal 2020 LTIP PSUs cliff vest on December 2, 2022, subject to continued employment and achievement of the applicable performance metrics.
(8)	These Fiscal 2021 LTIP RSUs cliff vest on December 4, 2023, subject to continued employment.
(9)	These Fiscal 2021 LTIP PSUs cliff vest on December 4, 2023, subject to continued employment and achievement of the applicable performance metrics.

Option Exercises and Stock Vested During Fiscal 2021

The following table and footnotes provide information regarding option exercises and stock awards vesting during Fiscal 2021 for our NEOs.

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting	Number of Shares Acquired on Exercise	Value Realized on Exercise

David M. Maura	80,366	$5,231,827(1)	60,294	$2,381,613(2)

Jeremy W. Smeltser	–	$ -	–	–

Randal D. Lewis	25,649	$1,669,750(3)	–	–

Ehsan Zargar	34,198	$2,226,290(4)	–	–

Rebeckah Long	855	$55,661(5)	–	–

(1)

The amount for Mr. Maura in this column represents the value realized upon the vesting of 80,366 RSUs on November 21, 2020. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on such vesting date, which was $65.10 on November 21, 2020.

(2)

The amount for Mr. Maura in this column represents the value realized upon exercising 60,294 options on September 10, 2021. The value was computed by multiplying the number of shares exercised by the closing price per share of the Company’s common stock on such exercise date of $92.33 minus the per share exercise price of $52.83.

(3)

The amount for Mr. Lewis in this column represents the value realized upon the vesting of 25,649 RSUs on November 21, 2020. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on such vesting date, which was $65.10 on November 21, 2020.

(4)

The amount for Mr. Zargar in this column represents the value realized upon the vesting of 34,198 RSUs on November 21, 2020. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on such vesting date, which was $65.10 on November 21, 2020.

(5)

The amount for Ms. Long in this column represents the value realized upon the vesting of 855 RSUs on November 21, 2020. The value was computed by multiplying the number of shares vested by the closing price per share of the Company’s common stock on such vesting date, which was $65.10 on November 21, 2020.

Pension Benefits

None of our NEOs participated in any pension plans during, or as of the end of, Fiscal 2021.

Non-Qualified Deferred Compensation

None of our NEOs participated in any Company non-qualified deferred compensation programs during, or as of the end of, Fiscal 2021.

Termination and Change in Control Provisions

Awards under the Company Equity Plan

For purposes of these incentive plans, “change in control” generally means the occurrence of any of the events listed below and “Applicable Company” means the Company or SPB Legacy with respect to the former equity plan of SPB Legacy which was assumed by the Company:

(i)	the acquisition, by any individual, entity or group of beneficial ownership of more than 50% of the combined voting power of the Applicable Company’s then outstanding securities;

(ii)

individuals who constituted our Board at the effective time of the plan and directors who are nominated and elected as their successors from time to time cease for any reason to constitute at least a majority of our Board;

(iii)

consummation of a merger or consolidation of the Applicable Company or any direct or indirect subsidiary of the Applicable Company with any other entity, other than (A) a merger or consolidation which results in the voting securities of the Applicable Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Applicable Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Applicable Company (or similar transaction) in which no individual, entity or group is or becomes the beneficial owner, directly or indirectly, of voting securities of the Applicable Company (not including in the securities beneficially owned by such individual, entity or group any securities acquired directly from the Applicable Company or any of its direct or indirect subsidiaries) representing 50% or more of the combined voting power of the Applicable Company’s then outstanding voting securities or (C) a merger or consolidation affecting the Applicable Company as a result of which a Designated Holder (as defined below) owns after such transaction more than 50% of the combined voting power of the voting securities of the Applicable Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv)	approval by the shareholders of the Applicable Company of either a complete liquidation or dissolution of the Applicable Company or the sale or other disposition of all or substantially all of the assets of the Applicable Company, other than a sale or disposition by the Applicable Company of all or substantially all of the assets of the Applicable Company to an entity, more than 50% of the combined voting power of the voting securities of which are owned by shareholders of the Applicable Company in substantially the same proportions as their ownership of the Applicable Company immediately prior to such sale; provided that, in each case, it shall not be a change in control if, immediately following the occurrence of the event described above (i) the record holders of the common stock of the Applicable Company immediately prior to the event continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following the event or (ii) the Harbinger Master Fund, the Harbinger Special Situations Fund, HRG and their respective affiliates and subsidiaries (the “Designated Holders”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the Applicable Company or any successor.

Executive-Specific Provisions Regarding Employment, Termination and Change in Control

Agreements with NEOs

Our Compensation Committee periodically evaluates the appropriateness of entering into employment agreements, severance agreements or other written agreements with the Company’s NEOs to govern compensation and other aspects of the employment relationship. During Fiscal 2021, the Company and/or its wholly owned subsidiary, SBI, had written employment agreements with its NEOs as follows: (i) an Employment Agreement, dated January 20, 2016, as amended and restated on dated April 25, 2018, with Mr. Maura (the “Maura Employment Agreement”); (ii) an employment agreement, dated September 9, 2019, with Mr. Smeltser (the “Smeltser Employment Agreement”); (iii) an employment agreement dated September 9, 2019, with Mr. Lewis (the “Lewis Employment Agreement”); (iv) an employment Agreement, dated October 1, 2018, with Mr. Zargar (the “Zargar Employment Agreement”); and (v) a letter agreement, dated September 9, 2019, with Ms. Long (the “Long Letter Agreement”), which was supplemented by a severance agreement with Ms. Long dated September 9, 2019 (the “Long Severance Agreement”).

Agreement with Mr. Maura

Pursuant to the Maura Employment Agreement, the initial term was until April 24, 2021, subject to earlier termination, with automatic one-year renewals thereafter. The Maura Employment Agreement provides Mr. Maura with an annual base salary as Executive Chairman of $700,000 and an annual base salary of $200,000 for the duration of his services as CEO and he will be eligible to receive a performance-based MIP bonus for each fiscal year, based on a target of 125% of his total base salary, as may be applicable at the time (the “Target Amount”), paid during the applicable fiscal year during the term of the Maura Employment Agreement, provided the Company achieves certain annual performance goals as established by our Board and/or our Compensation Committee. If such performance goals are met, the MIP bonus will be payable in cash. If Mr. Maura exceeds the performance targets, the bonus will be increased in accordance with the formula approved by the Compensation Committee no later than the close of the first quarter of the year following the applicable fiscal year; provided that the bonus will not exceed 250% of the Target Amount.

Under the terms of the Maura Employment Agreement, Mr. Maura was entitled to receive a performance-based EIP grant with a target value of $3.2 million for his service as Executive Chairman and CEO and a performance-based S3B grant with a target value of $3 million, each in accordance with those programs grant cycles. In Fiscal 2019, our Compensation Committee eliminated the EIP and S3B bonus programs and replaced them with our performance based LTIP bonus program. Based on the review of peer groups, Mr. Maura received an LTIP grant with target value of $5.4 million for Fiscal 2021. In addition, at the discretion of the Compensation Committee and/or the Board, Mr. Maura is also eligible to receive future grants and/or participate in future multi-year incentive programs.

The Maura Employment Agreement also provides Mr. Maura with, among other things: (i) four weeks of paid vacation for each full year; (ii) eligibility for Mr. Maura to participate in the Company’s executive auto lease program which Mr. Maura has waived beginning in Fiscal 2020; (iii) a stipend for income tax filings and returns preparation and advice and estate planning advice which Mr. Maura has waived; and (iv) eligibility for Mr. Maura to participate in any of the Company’s insurance plans and other benefits, if any, as the benefits are made available to other executive officers of the Company.

Under the Maura Employment Agreement, Mr. Maura is entitled to receive severance benefits if his employment is terminated under certain circumstances. In general, termination as Executive Chairman and as CEO is determined separately, so that termination from either position will generally provide for payments in respect only of that position and a termination from both positions will provide for payments in respect of both positions.

In the event that Mr. Maura is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” from his role as Executive Chairman or as CEO or all his roles, Mr. Maura’s compensation (with respect to such roles) and other benefits (in the case where he is terminated from all his roles) provided under his employment agreement cease at the time of such termination and Mr. Maura is entitled to no further compensation under his employment agreement with respect to such role. Notwithstanding this, the Company would pay to Mr. Maura accrued compensation and benefits and continuation of Company medical benefits to the extent required by law.

If Mr. Maura’s role as CEO is terminated (without terminating his role as Executive Chairman), without “cause,” by the Company, by Mr. Maura for “good reason,” due to Mr. Maura’s death or disability or upon a Company-initiated non-renewal or upon a change in control, Mr. Maura will be entitled to receive the following severance benefits: (i) the vesting of $250,000 of his outstanding time-based equity awards, based on grant-date value, as determined by the Compensation Committee; (ii) a cash payment of $500,000 ratably monthly in arrears over the 12-month period following such termination; and (iii) a pro rata portion, in cash, of the annual MIP bonus related to the base salary that Mr. Maura would have earned for the fiscal year in which termination occurs. Notwithstanding the foregoing, if Mr. Maura’s employment is terminated in a CIC Termination (as defined below) during the initial term of the Maura Employment Agreement, then instead of the payment in clause (ii) above, he will receive a cash payment equal to the greater of (x) a cash amount equal to $500,000 or (y) a cash amount equal to his then-current base salary times the number of months remaining in the initial term, with a pro rata amount being calculated for any partial month in that time period.

In addition to the payments above, if Mr. Maura’s employment (as Executive Chairman) is terminated by the Company without “cause,” by Mr. Maura for “good reason,” upon Mr. Maura’s death or disability or upon a Company-initiated non-renewal of his employment agreement, the Company shall pay or provide for Mr. Maura: (i) (a) a cash payment equal to 1.5 times the base salary in effect immediately prior to his termination, plus (b) a cash payment equal to 1.0 times his target annual MIP bonus of 125% of his then-current base salary, each payable ratably on a monthly basis over the 18-month period immediately following his termination; (ii) the pro rata portion, in cash, of the annual MIP bonus (if any) he would have earned for the fiscal year in which such termination occurs if his employment had not ceased, to be paid at the same time such bonus would have been paid to Mr. Maura for such fiscal year if his employment had not terminated; (iii) for the 18-month period immediately following such termination, provide Mr. Maura and his dependents with medical insurance coverage and other employee benefits on a basis substantially similar to those provided to Mr. Maura and his dependents by the Company immediately prior to the date of termination at no greater cost to Mr. Maura or the Company than the cost to Mr. Maura and the Company immediately prior to such date; and (iv) payment of accrued vacation time pursuant to Company policy. In addition, all unvested outstanding time-based equity awards will promptly vest as provided in the applicable equity award agreements. Notwithstanding the foregoing, if Mr. Maura’s employment is terminated in a CIC Termination during the initial term of the Maura Employment Agreement, then instead of the payment in clause (i)(a) above, he will receive a cash payment equal to the greater of (x) a cash amount equal to 1.5 times his then-current base salary or (y) a cash amount equal to his then-current base salary times the number of months remaining in the initial term, with a pro rata amount being calculated for any partial month in that time period.

If Mr. Maura’s employment is terminated by the Company without “cause” (and not due to death or disability) or by Mr. Maura for “good reason” during the period that begins 60 days prior to the occurrence of a change in control (or, in limited cases, earlier) and ends upon the first anniversary of the change in control (a “CIC Termination”), then Mr. Maura will receive all severance benefits available to him as if he terminated his employment for “good reason” and all of his outstanding and unvested performance-based equity awards will vest in full (at the target level).

The payment of the severance payments and vesting of equity awards described above with respect to a termination of Mr. Maura’s employment are conditioned upon Mr. Maura’s execution of a release of claims in favor of the Company and its controlled affiliates and Mr. Maura’s compliance with the non-competition, non-solicitation, non-disparagement and confidentiality restrictions set forth in his employment agreement. The non-competition and non-solicitation provisions extend for 18 months following Mr. Maura’s termination and confidentiality provisions extend for seven years following Mr. Maura’s termination.

Under the Maura Employment Agreement, (a) “good reason” is defined as the occurrence of any of the following events without Mr. Maura’s consent: (i) any reduction in Mr. Maura’s annual base salary or target MIP bonus opportunity then in effect; (ii) the required relocation of Mr. Maura’s office at which he is principally employed as of April 25, 2018 to a location more than 50 miles from such office or the requirement by the Company that Mr. Maura be based at a location other than such office on an extended basis, except for required business travel; (iii) a substantial diminution or other substantive adverse change in the nature or scope of Mr. Maura’s responsibilities, authorities, powers, functions or duties; (iv) a breach by the Company of any of its other material obligations under the Maura Employment Agreement; or (v) the failure of the Company to obtain the agreement of any successor to the Company to assume and agree to perform the Maura Employment Agreement; and (b) “cause” is defined, in general, as the occurrence of any of the following events: (i) the commission by Mr. Maura of any deliberate and premeditated act taken by Mr. Maura in bad faith against the interests of the Company that causes or is reasonably anticipated to cause material harm to the Company; (ii) Mr. Maura has been convicted of or pleads nolo contendere with respect to, any felony or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company that causes or is reasonably anticipated to cause material harm to the Company; (iii) the habitual drug addiction or intoxication of Mr. Maura which negatively impacts his job performance or Mr. Maura’s failure of a company-required drug test; (iv) the willful failure or refusal of Mr. Maura to perform his duties as set forth in the employment agreement or the willful failure or refusal to follow the direction of our Board, which is not cured after 30 calendar days’ notice; or (v) Mr. Maura materially breaches any of the terms of the Maura Employment Agreement or any other agreement between himself and the Company and the breach is not cured within 30 calendar days after written notice from the Company.

Agreement with Mr. Smeltser

On September 9, 2019, the Company entered into an employment agreement with Jeremy W. Smeltser. Pursuant to the Smeltser Employment Agreement, the initial term was until September 30, 2020 and thereafter is subject to automatic one-year renewals, subject to earlier termination. Pursuant to the Smeltser Employment Agreement, Mr. Smeltser will receive an annual base salary of $500,000, subject to periodic review and increase by the Compensation Committee, in its discretion. Beginning in Fiscal 2022, Mr. Smeltser’s annual base salary was increased by 10% to $550,000. In addition, Mr. Smeltser will receive a performance-based cash bonus under the MIP for each fiscal year (commencing with Fiscal 2020) during the term of the agreement. The MIP bonus will be based on a target of 80% (and a maximum of 160%) of Mr. Smeltser’s base salary paid during the applicable fiscal year, provided that the Company achieves certain annual performance goals as established by the Board and/or Compensation Committee. If such performance goals are met, the MIP bonus will be payable in cash, provided that Mr. Smeltser remains employed with the corporation on the date the bonus is paid.

The Smeltser Employment Agreement provides that on or prior to December 31, 2019, Mr. Smeltser will receive an equity or equity based award with a grant date value of $1,000,000 and that for each subsequent fiscal year ending during the term (commencing with Fiscal 2021), he shall be eligible to receive an equity or equity based award with a target value of 200% of his base salary. Beginning in Fiscal 2022, Mr. Smeltser’s annual equity award grant date target value was increased by 18% to $1,180,000.

The Smeltser Employment Agreement also provides Mr. Smeltser with certain other compensation and benefits, including: (i) relocation reimbursement of up to $75,000 as well as the use of a Company-funded apartment for up to 12 months; (ii) four weeks of paid vacation for each full year; (iii) eligibility to participate in any of the Company’s insurance plans and other benefits, if any, as are made available to other executive officers of the

Company; and (iv) eligibility for Mr. Smeltser to participate in the Company’s executive auto lease program during the term of the employment agreement.

The Smeltser Employment Agreement contains the following provisions applicable upon the termination of Mr. Smeltser’s employment with the Company and/or in the event of a change in control of the Company.

In the event that Mr. Smeltser is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” Mr. Smeltser’s salary and other benefits provided under his employment agreement cease at the time of such termination and Mr. Smeltser is entitled to no further compensation under his employment agreement. Notwithstanding this, Mr. Smeltser would be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, the Company would pay to Mr. Smeltser accrued pay and benefits.

If the employment of Mr. Smeltser with the Company is terminated by the Company without “cause,” by Mr. Smeltser for “good reason,” or is terminated due to Mr. Smeltser’s death or disability, Mr. Smeltser is entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to the Company and Mr. Smeltser’s compliance with the non-competition, non-solicitation, non-disparagement and confidentiality restrictions set forth in his employment agreement. In such event the Company will: (i) pay Mr. Smeltser (a) 1.5 times his base salary in effect immediately prior to his termination, plus (b) 1.0 times his target annual bonus award for the fiscal year in which such termination occurs, ratably over the 18-month period immediately following his termination; (ii) pay Mr. Smeltser the pro rata portion of the annual bonus (if any) he would have earned pursuant to any annual bonus or incentive plan maintained by the Company with respect to the fiscal year in which such termination occurs if his employment had not ceased, to be paid at the same time such bonus would have been paid to Mr. Smeltser for such fiscal year if his employment had not terminated; (iii) for the 18-month period immediately following such termination, arrange to provide Mr. Smeltser and his dependents with medical and dental benefits on a basis substantially similar to those provided to Mr. Smeltser and his dependents by the Company immediately prior to the date of termination, subject to his electing COBRA coverage; and (iv) pay Mr. Smeltser his accrued vacation time pursuant to Company policy. In addition, all unvested outstanding time-based equity awards will vest on a pro rata basis and all performance-based awards will be forfeited.

The non-competition and non-solicitation provisions extend for 18 months following Mr. Smeltser’s termination and confidentiality provisions extend for up to seven years following Mr. Smeltser’s termination. Mr. Smeltser is also subject to a cooperation provision that extends for six years following Mr. Smeltser’s termination.

The definitions of “good reason” and “cause” under the Smeltser Employment Agreement are similar to the definitions of such terms in the Maura Employment Agreement.

Agreements with Mr. Lewis

On September 9, 2019, Mr. Lewis was promoted to the office of Executive Vice President and entered into the Lewis Employment Agreement, which superseded a prior severance agreement. Pursuant to the Lewis Employment Agreement, the initial term was until

September 30, 2020 and thereafter is subject to automatic one-year renewals, subject to earlier termination. Pursuant to the Lewis Employment Agreement, Mr. Lewis will receive an annual base salary of $550,000, subject to periodic review and increase by the Compensation Committee, in its discretion. In addition, Mr. Lewis will receive a performance-based cash bonus under the MIP for each fiscal year (commencing with Fiscal 2020) during the term of the agreement. The MIP bonus will be based on a target of 90% (and a maximum of 180%) of Mr. Lewis’s base salary paid during the applicable fiscal year, provided that the Company achieves certain annual performance goals as established by the Board and/or Compensation Committee. If such performance goals are met, the MIP bonus will be payable in cash, provided that Mr. Lewis remains employed with the corporation on the date the bonus is paid.

The Lewis Employment Agreement provides that on or prior to December 31, 2019, Mr. Lewis shall receive an equity or equity based award with a grant date value of $2,200,000 and that for each subsequent fiscal year ending during the term (commencing with Fiscal 2021), he shall be eligible to receive an equity or equity based award with a target value of 400% of his base salary.

The Lewis Employment Agreement also provides Mr. Lewis with certain other compensation and benefits, including: (i) four weeks of paid vacation for each full year; (ii) eligibility to participate in any of the Company’s insurance plans and other benefits, if any, as are made available to other executive officers of the Company; and (iii) eligibility for Mr. Lewis to participate in the Company’s executive auto lease program during the term of the employment agreement.

The Lewis Employment Agreement contains the following provisions applicable upon the termination of Mr. Lewis’s employment with the Company and/or in the event of a change in control of the Company.

In the event that Mr. Lewis is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” Mr. Lewis’s salary and other benefits provided under his employment agreement cease at the time of such termination and Mr. Lewis is entitled to no further compensation under his employment agreement. Notwithstanding this, Mr. Lewis would be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law. Further, upon any such termination of employment, the Company would pay to Mr. Lewis accrued pay and benefits.

If the employment of Mr. Lewis with the Company is terminated by the Company without “cause,” by Mr. Lewis for “good reason,” or is terminated due to Mr. Lewis’s death or disability, Mr. Lewis is entitled to receive certain post-termination benefits, detailed below, contingent upon execution of a separation agreement with a release of claims agreeable to the Company and Mr. Lewis’s compliance with the non-competition, non-solicitation, non-disparagement and confidentiality restrictions set forth in his employment agreement. In such event the Company will: (i) pay Mr. Lewis (a) 1.5 times his base salary in effect immediately prior to his termination, plus (b) 1.0 times his target annual bonus award for the fiscal year in which such termination occurs, ratably over the 18-month period immediately following his termination; (ii) pay Mr. Lewis the pro rata portion of the annual bonus (if any) he would have earned pursuant to any annual bonus or incentive plan maintained by the Company with respect to the fiscal year in which such termination occurs if his employment had not ceased, to be paid at the same time such bonus would have been paid to Mr. Lewis for such fiscal year if his employment had not terminated; (iii) for the 18-month period immediately following such termination, arrange to provide Mr. Lewis and his dependents with medical and dental benefits on a basis substantially similar to those provided to Mr. Lewis and his dependents by the Company immediately prior to the date of termination, subject to his electing COBRA coverage; and (iv) pay Mr. Lewis his accrued vacation time pursuant to Company policy. In addition, all unvested outstanding time-based equity awards will vest on a pro rata basis and all performance-based awards will be forfeited.

The non-competition and non-solicitation provisions extend for 18 months following Mr. Lewis’s termination and confidentiality provisions extend for up to seven years following Mr. Lewis’s termination. Mr. Lewis is also subject to a cooperation provision that extends for six years following Mr. Lewis’s termination.

The definitions of “good reason” and “cause” under the Lewis Employment Agreement were similar to the definitions of such terms in the Maura Employment Agreement.

Agreement with Mr. Zargar

On September 13, 2018, the Company and SBI and Mr. Zargar entered into an employment agreement which became effective as of October 1, 2018. The initial term of the Zargar Employment Agreement was until September 30, 2021, subject to earlier termination, with automatic one-year renewals thereafter. The Zargar Employment Agreement provides Mr. Zargar with an annual base salary of $400,000 and he will be eligible to receive a performance-based management incentive plan bonus for each fiscal year starting in Fiscal 2019, based on a target of at least 60% of the then-current base salary (the “Target Amount”) paid during the applicable fiscal year during the term, provided the Company achieves certain annual performance goals as established by the Board and/or the Compensation Committee. If such performance goals are met, the bonus will be payable in cash. If Mr. Zargar exceeds the performance targets, the bonus will be increased in accordance with the formula approved by the Compensation Committee provided that the bonus will not exceed 200% of the Target Amount.

Mr. Zargar will also be eligible for future equity awards under the Company’s equity plan at the discretion of the Compensation Committee and/or Board and will be eligible to participate in future multi-year incentive programs as may be adopted from time to time. The Zargar Employment Agreement also provides Mr. Zargar with certain other compensation and benefits, including the following: (i) four weeks of paid vacation for each full year; (ii) eligibility for Mr. Zargar to participate in the Company’s executive auto lease program; (iii) a stipend for corporate apartment and income tax filings and returns preparation and advice and estate planning advice; and (iv) eligibility for Mr. Zargar to participate in any of the Company’s insurance plans and other benefits, if any, as the benefits are made available to other executive officers of the Company.

Under the Zargar Employment Agreement, Mr. Zargar is entitled to receive severance benefits if his employment is terminated under certain circumstances. In the event that Mr. Zargar is terminated with “cause” or terminates his employment voluntarily, other than for “good reason,” Mr. Zargar’s compensation and other benefits provided under his employment agreement cease at the time of such termination and Mr. Zargar is entitled to no further compensation under his employment agreement with respect to such role. Notwithstanding this, the Company would pay to Mr. Zargar accrued compensation and benefits and continuation of Company medical benefits to the extent required by law.

If Mr. Zargar’s employment is terminated by the Company without “cause,” by Mr. Zargar for “good reason” (as defined below) or by reason of death or by the Company for disability or upon a Company-initiated non-renewal, he will be entitled to the following severance benefits: (i) a cash payment equal to 2.99 times his then-current base salary, (ii) a cash payment equal to 1.5 times his then-current target annual MIP bonus, each payable ratably on a monthly basis over the 18-month period following termination; (iii) a pro rata portion, in cash, of the annual bonus Mr. Zargar would have earned for the fiscal year in which termination occurs if his employment had not ceased; (iv) for the 18-month period following termination provide Mr. Zargar and his dependents with medical insurance coverage and other employee benefits on a basis substantially similar to those provided to Mr. Zargar and his dependents by the Company immediately prior to the date of termination at no greater cost to Mr. Zargar or the Company than the cost to Mr. Zargar or the Company immediately prior to such date; and (v) payment of accrued vacation time pursuant to Company policy. In addition, all unvested outstanding performance-based and time-based equity awards will immediately vest in full (at target) as provided in the applicable equity award agreements.

In the case of termination, severance payments and vesting are conditioned upon Mr. Zargar’s execution of a release of claims in favor of the Company and its affiliates and Mr. Zargar’s compliance with the non-solicitation, non-disparagement and confidentiality restrictions set forth in his employment agreement. The non-solicitation provisions extend for 18 months following Mr. Zargar’s termination and the confidentiality provisions extend for seven years following Mr. Zargar’s termination. Mr. Zargar is also subject to a two-year cooperation provision.

The definitions of “good reason” and “cause” under the Zargar Employment Agreement are similar to the definitions of such terms in the Maura Employment Agreement.

Agreements with Ms. Long

On September 9, 2019, the Company entered into the Long Letter Agreement and the Long Severance Agreement with Ms. Long. Pursuant to the Long Letter Agreement, effective as of September 9, 2019, Ms. Long was promoted to Senior Vice President, Global Human Resources Officer for the Company and was promoted to Senior Vice President and Chief Human Resources Officer effective November 2021. Effective as of September 9, 2019, Ms. Long’s base salary was increased from $250,000 to $300,000 (pro-rated for Fiscal 2019). Beginning in Fiscal 2020, Ms. Long’s target bonus was increased from 40% to 60% and her long-term incentive award for Fiscal 2021 is $350,000. Beginning in Fiscal 2022, Ms. Long’s base salary was increased by 20% to $360,000 and equity award grant date target value was increased by 40% to $490,000.

Pursuant to the Long Severance Agreement, if Ms. Long’s employment is terminated by the Company without cause, she will receive as severance 52 weeks of base pay and (subject to her timely election of COBRA) 52 weeks of continued medical coverage. The receipt of severance benefits is conditioned upon her execution of an effective and irrevocable release of claims as well as continued compliance with her post employment restrictive covenants, including 12-month non-compete and non-solicit, a 5-year confidentiality provision, a 6-year cooperation provision and perpetual non-disparagement provisions. “Cause” for purposes of the Long Severance Agreement generally means: (i) the commission by Ms. Long of any theft, fraud, embezzlement or other material act of disloyalty or dishonesty with respect to the Company (including the unauthorized disclosure of confidential or proprietary information of the Company); (ii) Ms. Long’s conviction of or plea of guilty or nolo contendere to, a felony or other crime of moral turpitude, disloyalty or dishonesty; (iii) Ms. Long’s willful misconduct or gross neglect in the performance of Ms. Long’s job duties and responsibilities to the Company; (iv) the willful or intentional failure or refusal by Ms. Long to follow the written and specific, reasonable and lawful directives of Ms. Long’s supervisor or the Company’s senior management team, which failure or refusal to perform (to the extent curable) is not completely cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company detailing such failure or refusal to perform, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12-month period; (v) the failure or refusal by Ms. Long to perform her duties and responsibilities to the Company or any of its affiliates, which failure or refusal to perform (to the extent curable) is not completely cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company detailing such failure or refusal to perform, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12-month period; (vi) Ms. Long’s breach of any of the terms of this Agreement, any other agreement between Ms. Long and the Company or any Company policy, which breach (to the extent curable) is not cured to the Company’s reasonable satisfaction within 15 days after receipt of a written notice from the Company to Ms. Long of such breach, provided that in no event shall the Company be required to provide more than one such notice or cure period (to the extent a cure period is applicable) within any 12-month period; (vii) Ms. Long engages in conduct that discriminates against or harasses any employee or other person providing services to the Company on the basis of any protected class such that it would harm the reputation of the Company or its affiliates if Ms. Long was retained as an employee, as determined by the Company in good faith after a reasonable inquiry; or (viii) Ms. Long engages in intentional, reckless or negligent conduct that has or is reasonably likely to have an adverse effect on the Company’s business or reputation, as determined by the Company in good faith.

Amounts Payable upon Termination or Change in Control

The following tables set forth the amounts that would have been payable at September 30, 2021 to each of our NEOs who were employed by the Company as NEOs on the last day of Fiscal 2021 under the various scenarios for termination of employment or a change in control of the Company had such scenarios occurred on September 30, 2021.

David Maura	Termination Scenarios (Assumes Termination on 9/30/2021)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause			Upon Death or Disability		Change in Control & Termination
Cash Severance(1)	$–		$2,425,000		$2,425,000		$2,425,000
Annual Bonus(2)	$–		$1,941,300		$1,941,300		$1,941,300
Equity Awards (Intrinsic Value)(3)	$–	$			$–		$–
Unvested Restricted Stock	$–		$8,295,928	(4)	$8,295,928	(4)	$27,652,839	(5)
Other Benefits	$–		$–		$–		$–
Health and Welfare(6)	$–		$10,589		$10,589		$10,589
Car allowance(7)	$–		$24,000		$24,000		$24,000
Accrued, Unused Vacation(8)	$–		$18,639		$18,639		$18,639
Total	$–		$12,715,456		$12,715,456		$32,072,367

(1)

Reflects cash severance payment, under the applicable termination scenarios, of $500,000 for termination of the role of CEO, plus 1.5x Executive Chairman base salary and 1.0x the Fiscal 2021 Executive Chairman target bonus. Payments are to be made in monthly installments over 12 or 18 months (for the CEO and Executive Chairman payments, respectively) subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Reflects annual MIP bonus for Fiscal 2021 payable at 173% of target. Payment is subject to Section 409A of the Internal Revenue Code.
(3)	Reflects value of accelerated vesting of equity awards, if any, using a stock price of $95.67 which was the Company’s closing price on September 30, 2021.
(4)	Upon a termination without cause or due to death or disability or for resignation with good reason, all time-based RSUs would be payable.
(5)

Upon a termination in connection with a change in control that occurs between 60 days prior to the change in control and the one-year anniversary of the change in control, all RSUs and PSUs would be subject to accelerated vesting at target.

(6)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(7)	Reflects 12 months of car allowance continuation, which Mr. Maura is currently electing not to receive.
(8)	Represents compensation for 43.1 hours of unused vacation time in Fiscal 2021.

Jeremy W. Smeltser	Termination Scenarios (Assumes Termination on 9/30/2021)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control & Termination
Cash Severance(1)	$–	$1,150,000		$1,150,000		$1,150,000
Annual Bonus(2)	$–	$640,000		$640,000		$640,000
Equity Awards (Intrinsic Value)(3)	$–	$–		$–		$–
Unvested Restricted Stock	$–	$280,878	(4)	$280,878	(4)	$280,878	(4)
Other Benefits	$–	$–		$–		$–
Health and Welfare(5)	$–	$10,589		$10,589		$10,589
Car allowance(6)	$–	$22,684		$22,684		$22,684
Accrued, Unused Vacation(7)	$–	$10,355		$10,355		$10,355
Total	$–	$2,114,506		$2,114,506		$2,114,506

(1)

Reflects cash severance payment, under the applicable termination scenarios, of 1.5x base salary and 1.0x the Fiscal 2021 target bonus. Payments are to be made in monthly installments over 18 months subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Reflects annual MIP bonus for Fiscal 2021 payable at 160% of target. Payment is subject to Section 409A of the Internal Revenue Code.
(3)	Reflects value of accelerated vesting of equity awards, if any, using a stock price of $95.67 which was the Company’s closing price on September 30, 2021.
(4)

Upon a termination without cause or due to death or disability, for resignation with good reason or termination in connection with a change in control, all PSUs will be forfeited. In addition, RSUs will vest pro rata based on days worked during the vesting period (December 2, 2019 through December 2, 2022 for the 2020 LTIP RSUs and December 4, 2020 through December 4, 2023 for the 2021 LTIP RSUs).

(5)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(6)	Reflects 12 months of car allowance continuation.
(7)	Represents compensation for 43.1 hours of unused vacation time in Fiscal 2021.

Randal D. Lewis	Termination Scenarios (Assumes Termination on 9/30/2021)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control & Termination
Cash Severance(1)	$–	$1,320,000		$1,320,000		$1,320,000
Annual Bonus(2)	$–	$792,000		$792,000		$792,000
Equity Awards (Intrinsic Value)(3)	$–	$–		$–		$–
Unvested Restricted Stock	$–	$1,781,160	(4)	$1,781,160	(4)	$1,781,160	(4)
Other Benefits	$–	$–		$–		$–
Health and Welfare(5)	$–	$10,589		$10,589		$10,589
Car allowance(6)	$–	$27,228		$27,228		$27,228
Accrued, Unused Vacation(7)	$–	$814		$814		$814
Total	$–	$3,931,791		$3,931,791		$3,931,791

(1)

Reflects cash severance payment, under the applicable termination scenarios, of 1.5x the Executive’s current base salary plus 1.0x the Fiscal 2021 target bonus. Payments are to be made in monthly installments over 18 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Reflects annual MIP bonus for Fiscal 2021 payable at 160% of target. Payment is subject to the requirements of Section 409A of the Internal Revenue Code.
(3)	Reflects value of accelerated vesting of equity awards, if any, using a stock price of $95.67 which was the Company’s closing price on September 30, 2021.
(4)

Upon a termination without cause or due to death or disability, for resignation with good reason or termination in connection with a change in control, all PSUs will be forfeited. In addition, RSUs will vest pro rata based on days worked during the vesting period (December 3, 2018 through December 3, 2021 for the 2019 LTIP RSUs, December 2, 2019 through December 2, 2022 for the 2020 LTIP RSUs and December 4, 2020 through December 4, 2023 for the 2021 LTIP RSUs).

(5)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(6)	Reflects 12 months of car lease payment continuation.
(7)	Represents compensation for 3.1 hours of unused vacation time in Fiscal 2021.

Ehsan Zargar	Termination Scenarios (Assumes Termination on 9/30/2021)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control & Termination
Cash Severance(1)	$–	$1,556,000		$1,556,000			$1,556,000
Annual Bonus(2)	$–	$384,000		$384,000			$384,000
Equity Awards (Intrinsic Value)(3)	$–	$–		$–		$
Unvested Restricted Stock	$–	$8,193,466	(4)	$8,193,466	(4)		$8,193,466	(4)
Other Benefits	$–	$–		$–			$–
Health and Welfare(5)	$–	$10,589		$10,589			$10,589
Car allowance(6)	$–	$25,093		$25,093			$25,093
Accrued, Unused Vacation(7)	$–	$23,669		$23,669			$23,669
Total	$–	$10,192,817		$10,192,817			$10,192,817

(1)

Reflects cash severance payment, under the applicable termination scenarios, of 2.99x the Executive’s current base salary plus 1.5x the Fiscal 2021 target bonus. Payments are to be made in monthly installments over 18 months, subject to the requirements of Section 409A of the Internal Revenue Code.

(2)	Reflects annual MIP bonus for Fiscal 2021 payable at 160% of target. Payment is subject to the requirements of Section 409A of the Internal Revenue Code.
(3)	Reflects value of accelerated vesting of equity awards, if any, using a stock price of $95.67 which was the Company’s closing price on September 30, 2021.
(4)

Upon a termination without cause or in connection with a change in control or for resignation with good reason or for death or disability, all RSUs and PSUs would be subject to accelerated vesting at target.

(5)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(6)	Reflects 12 months of car allowance continuation.
(7)	Represents compensation for 123.1 hours of unused vacation time in Fiscal 2021.

Rebeckah Long	Termination Scenarios (Assumes Termination on 9/30/2021)
Component	Without Good Reason or For Cause	With Good Reason or Without Cause		Upon Death or Disability		Change in Control & Termination
Cash Severance(1)(2)	$–	$300,000		$300,000		$300,000
Annual Bonus(3)	$–	$–		$–		$–
Equity Awards (Intrinsic Value)(4)	$–	$–		$–		$–
Unvested Restricted Stock	$–	$–	(5)	$–	(5)	$–	(5)
Other Benefits	$–	$–		$–		$–
Health and Welfare(6)	$–	$10,589		$10,589		$10,589
Car allowance(7)	$–	$12,000		$12,000		$12,000
Accrued, Unused Vacation(8)	$–	$5,348		$5,348		$5,348
Total	$–	$327,937		$327,937		$327,937

(1)	Should the executive resign with good reason, the severance payment will not be payable.
(2)	Reflects cash severance payment, under the applicable termination scenarios, of 52 weeks of weekly salary.
(3)	No payment would be required under existing agreements.
(4)	Reflects value of accelerated vesting of equity awards, if any, using a stock price of $95.67 which was the Company’s closing price on September 30, 2021.
(5)	Upon a termination without cause or due to death or disability, for resignation with good reason or termination in connection with a change in control, all RSUs and PSUs would be forfeited.
(6)	Reflects 18 months of insurance and other benefits continuation for the Executive and any dependents.
(7)	Reflects 12 months of car allowance continuation.
(8)	Represents compensation for 37.1 hours of unused vacation time in Fiscal 2021.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the section of this report entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Form 10-K/A.

Compensation Committee

Terry L. Polistina (Chair)

Sherianne James

Gautam Patel

Fiscal 2021 CEO Pay Ratio

Under rules adopted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to determine and disclose the ratio of the annual total compensation of our CEO to that of our global median employee.

To determine the median employee, we made a determination from our global employee population, excluding non-U.S. locations to the extent that the total employees excluded in these locations in aggregate did not exceed 5% of our total employee population at the time of the determination. We established a consistently applied compensation measure of annualized base pay, converted to U.S. dollars based on applicable exchange rates as of September 30, 2021. Our population was evaluated as of September 30, 2021 and reflects paid compensation for the entire fiscal year. Where allowed under the rule, we have annualized compensation for employees newly hired during Fiscal 2021.

Based on the above determination, the total compensation (using the same methodology as we use for our NEOs as set forth in the Summary Compensation Table in this report) for the median employee is $19,342. Using the CEO’s total compensation of $8,606,325 under the same methodology, the resulting ratio is 445:1. The pay ratio reported here is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth information regarding beneficial ownership of our common stock as of June 15, 2022, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock (each, a “5% Stockholder”);

•	our NEOs for Fiscal 2021;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% Stockholders is based upon filings with the SEC and other publicly available information. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 40,776,213 shares of common stock issued and outstanding as of the close of business on June 15, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to vested options, as well as options and RSUs held by that person that are currently expected to vest within 60 days of June 15, 2022, are all deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
5% Stockholders
FMR LLC(1)	4,920,419	12.1%
Vanguard Group Inc.(2)	3,965,911	9.7%
Allspring Global Investments Holdings, LLC (3)	2,388,705	5.9%
American Century Investment Management, Inc.(4)	2,144,372	5.3%
Our Directors and Named Executive Officers
Leslie L. Campbell	767	*
Joan Chow	634	*
Sherianne James	7,604	*
Randal D. Lewis	61,897	*
Rebeckah Long	5,729	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
David M. Maura(5)	692,044	1.7%
Gautam Patel	3,533	*
Terry L. Polistina	35,216	*
Hugh R. Rovit	35,447	*
Jeremy W. Smeltser	8,305	*
Ehsan Zargar(6)	90,004	*
All Directors and Executive Officers as a Group	941,180	2.3%

*	Indicates less than 1% of our outstanding common stock.
(1)	Based solely on a Schedule 13G/A, filed with the SEC on February 9, 2022. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(2)	Based solely on a Schedule 13G/A, filed with the SEC on February 10, 2022. The address of Vanguard Group Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.
(3)	Based solely on a Schedule 13G, filed with the SEC on January 18, 2022. The address of Allspring Global Investments Holdings, LLC is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(4)	Based solely on a Schedule 13G, filed with the SEC on February 4, 2022. The address of American Century Investment Management, Inc. is 525 Market Street, 10th Floor, San Francisco, California 94105.
(5)	Includes shares of common stock underlying options that have vested for Mr. Maura totaling 143,358.
(6)	Includes shares of common stock underlying options that have vested for Mr. Zargar totaling 8,967.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies on Transactions with Related Persons

All of the Company’s executive officers, directors and employees are required to disclose to the Company’s General Counsel all transactions which involve any actual, potential or suspected activity or personal interest that creates or appears to create a conflict between the interests of the Company and the interests of their executive officers, directors or employees. In cases involving executive officers, directors or senior-level management, the Company’s General Counsel will investigate the proposed transaction for potential conflicts of interest and then refer the matter to the Company’s Audit Committee to make a full review and determination. In cases involving other employees, the Company’s General Counsel, in conjunction with the employee’s regional supervisor and the Company’s Director of Internal Audit, will review the proposed transaction. If they determine that no conflict of interest will result from engaging in the proposed transaction, then they will refer the matter to the Company’s CEO for final approval.

The Company’s legal department and financial accounting department monitor transactions for an evaluation and determination of potential related-person transactions that would need to be disclosed in the Company’s periodic reports or proxy materials under generally accepted accounting principles and applicable SEC rules and regulations.

In addition, under our Corporate Governance Guidelines, our directors are prohibited from taking for themselves opportunities related to the Company’s business that are presented to them in their capacity as a director for the Company’s benefit, from using our property, information or position for personal gain or from competing with the Company for business opportunities if such opportunities were presented to them in their capacity as a director for the Company’s benefit. If the Company’s disinterested Board members determine that the Company will not pursue an opportunity that relates to our business and consent to a director then personally pursuing the opportunity, then the director may do so. The Company has declined and in the future may decline, such opportunities and our directors may pursue such opportunities.

For more information on the Company’s policies and procedures for review and approval of related-person transactions, please see the Company’s Code of Ethics for the Principal Executive Officer and Senior Financial Officers and the Spectrum Brands Code of Business Conduct and Ethics, each of which is posted on the Company’s website at www.spectrumbrands.com under “Investor Relations—Corporate Governance Documents.”

Transactions with Significant Stockholders

None

Other Transactions

None

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table summarizes the fees KPMG LLP, our independent registered public accounting firm, billed to the Company, including SPB Legacy, SB/RH Holdings, LLC (“SB/RH”), FS Holdco II Ltd. (excluding FGL), HGI Energy, LLC and HGI Funding, LLC (FS Holdco II Ltd., HGI Energy, LLC and HGI Funding LLC were solely related to HRG Legacy).

(in millions)	2021	2020
Audit Fees	$5.5	$5.0
Audit-Related Fees	4.4	—
Tax Fees	—	0.1
All Other Fees	—	—
Total	$9.9	$5.1

In the above table, in accordance with the SEC’s definition and rules, “Audit Fees” are fees paid to KPMG LLP for professional services for the audit of the Company and SB/RH, and our consolidated financial statements included in our Form 10-K and the review of our financial statements included in Form 10-Q, or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, such as issuance of comfort letters and statutory audits required for certain of our foreign subsidiaries. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including the due diligence activities relating to mergers and acquisitions, including the audit of standalone carve-out financial statements used as part of our divestiture of the Global Batteries and Lighting and Global Auto Care divisions. “Tax Fees” are fees for tax compliance, tax advice, and tax planning. Such fees were attributable to services for tax compliance assistance and tax advice. “All Other Fees” are fees, if any, for any services not included in the first three categories.

Pre-Approval of Independent Auditors Services and Fees

The Audit Committee pre-approved the audit services engagement performed by KPMG LLP for the year ended September 30, 2021. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has pre-approved other specified audit, or audit-related services, provided that the fees incurred by KPMG LLP in connection with any individual engagement do not exceed $200,000 in any 12-month period. The Audit Committee must approve for an engagement-by-engagement basis any individual non-audit or tax engagement in any 12-month period. The Audit Committee has delegated to its Chairman the authority to pre-approve any other specific audit or specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decision of the Chairman to pre-approve other audit or non-audit services shall be presented to the Audit Committee at its next scheduled meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Charter provides for the division of our Board into three classes of as nearly equal number of directors as possible. As of the date hereof, Class I consists of three directors, Class II consists of two directors, and Class III consists of three directors.

At our last annual stockholders meeting in August of 2021, our stockholders approved an amendment to our Charter to declassify our Board. Pursuant to such charter amendment (i) our current Class I directors will stand for election at this Annual Meeting and would stand for election for one-year terms thereafter, (ii) our current Class II directors would stand for election at our 2023 annual meeting and would stand for election for one-year terms thereafter, (iii) our current Class III directors would stand for election at our 2024 annual meeting and would stand for election for one-year terms thereafter, and (iv) beginning in 2024, all directors would stand for election for one-year terms at the 2024 annual meeting. In 2024, our Board will be fully declassified.

Our NCG Committee, composed entirely of independent directors under the NYSE Rules, proposes nominees for service to our Board and such nominees are reviewed and approved by the entirety of our Board. Our NCG Committee and our Board recommend that each nominee for director be elected at the Annual Meeting. The nominees for election at the Annual Meeting are Sherianne James, Leslie L. Campbell and Joan Chow. The nominees have consented to continue to serve as directors if elected. In accordance with our Charter, our Board may at any time increase the size of our Board by fixing the number of directors that constitute our whole Board. In addition, if a nominee becomes unavailable for any reason or should a vacancy occur before the election, which we do not anticipate, the proxies will be voted for the election, as director, of such other person as our Board may recommend. Proxies cannot be voted for a greater number of persons than are included in the class of directors – this year that number is two.

Vote Required

Director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy. For purposes of this proposal, a majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election.

Our majority voting policy provides that in the event that an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, he or she must (within five business days following the final certification of the related election results) offer to tender his or her written resignation from our Board to our NCG Committee. Our NCG Committee will review such offer of resignation and will consider such factors and circumstances as it may deem relevant, and, within 90 days following the final certification of the election results, will make a recommendation to our Board concerning the acceptance or rejection of such tendered offer of resignation. The decision of our Board will be promptly publicly disclosed.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2022. KPMG has served as the Company’s independent registered public accounting firm since January 2011. Our Audit Committee considers KPMG to be well qualified.

Although stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by any applicable law or regulation, stockholder views are being solicited and will be considered by our Audit Committee and our Board. This proposal will be ratified if the number of votes cast in favor of the action represents a majority of the votes represented at the Annual Meeting in person or by proxy. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its stockholders. We expect that a representative of KPMG will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires and to be available to answer appropriate questions.

To the Company’s knowledge, neither KPMG nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as the Company’s independent registered public accounting firm.

For information about the professional services rendered by KPMG to us for Fiscal 2022, please see the section of this Proxy Statement captioned “Principal Accountant Fees and Services.”

Vote Required

The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to ratify our appointment of KPMG as our independent registered public accounting firm for Fiscal 2022.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and the related rules of the SEC, we are including in this Proxy Statement a separate resolution to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, stockholders will be asked to vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the proxy statement for this meeting.”

This vote is advisory, and therefore nonbinding. In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement. Our Board and our Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Vote Required

The affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy is required to approve, on an advisory basis, the compensation of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

As of the date hereof, the Board knows of no other matters to be brought before the meeting. The persons named on the proxy are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting.

POSSIBLE CHANGE IN ANNUAL MEETING

We are monitoring the public health impact of the coronavirus (COVID-19). The health and well-being of our employees, stockholders, directors, officers, and other stakeholders are paramount. If public health developments warrant, we may change the date or location of the annual meeting, including the possibility that we may hold the annual meeting through a “virtual” or online method. Any such change will be announced as promptly as practicable, through a press release and a filing with the Securities and Exchange Commission, as well as any other notification required by state law.

COMMUNICATIONS WITH OUR BOARD

We believe that communications between the Board, our stockholders and other interested parties are an important part of our corporate governance. Stockholders and other interested parties may communicate with our Board, our Audit Committee, our Compensation Committee, our NCG Committee, any individual director, or all non-management directors as a group, by mailing such communications to the following address: c/o Ehsan Zargar, Executive Vice President, General Counsel, and Corporate Secretary at Spectrum Brands Holdings, Inc., 3001 Deming Way, Middleton, WI 53562.

If the letter is from a stockholder, the letter should state that the sender is a stockholder. Under a process approved by our Board and defined in the Corporate Governance Guidelines, depending on the subject matter, management will:

•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the matter directly (as where information about the Company or its stock is requested); or

•	not forward the letter if it is primarily commercial in nature or relates to an improper or irrelevant topic.

A summary of all relevant communications that are received after the last meeting of the full Board, or of non-management directors, and which are not forwarded will be presented at each Board meeting along with any specific communication requested by a director.

Stockholders and other interested parties who have concerns or complaints relating to accounting, internal accounting controls or other matters may contact the Audit Committee by writing to the following address:

Spectrum Brands Holdings, Inc.

Attention: Audit Committee Chair

3001 Deming Way

Middleton, WI 53562

All communications will be handled in a confidential manner, to the extent practicable and permitted by law. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good faith report.

FORWARD-LOOKING STATEMENTS

We have made, implied or incorporated by reference certain forward-looking statements in this Proxy Statement. All statements, other than statements of historical facts included or incorporated by reference in this Proxy Statement, including, without limitation, statements or expectations regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, information concerning expected actions of third parties are forward-looking statements. When used in this Proxy Statement, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, goal, target, could, would, will, can, should, may and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

•

the COVID-19 pandemic, economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face;

•

the impact of a number of local, regional and global uncertainties that could negatively impact our business, including: reduced market growth rates; increased inflation rates and cost of goods; increased fuel and employee costs; higher interest rates; tighter credit markets; changes in government policies, including the imposition of tariffs or import costs; the deterioration of economic relations between countries or regions; the escalation or continuation of armed conflict, hostilities or economic sanctions between countries or regions, and continued supply chain challenges;

•

the negative effect of the armed conflict between Russia and Ukraine and its impact on those regions and surrounding regions, including on our operations and on those of our customers, suppliers, and other stakeholders;

•	our increased reliance on third-party partners, suppliers, and distributors to achieve our business objectives;
•

the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities, including distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers;

•	the impact of our indebtedness on our business, financial condition, and results of operations;
•	the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of our debt instruments;
•

the effects of general economic conditions, including the impact of, and changes to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs, and stock market volatility or monetary or fiscal policies in the countries where we do business;

•

the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;
•	the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s);
•	competitive promotional activity or spending by competitors, or price reductions by competitors;
•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;
•	the impact of actions taken by significant stockholders;
•	changes in consumer spending preferences and demand for our products, particularly in light of the COVID-19 pandemic and economic stress;
•	our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties;
•

our ability to successfully identify, implement, achieve and sustain productivity improvements (including our Global Productivity Improvement Program), cost efficiencies (including at our manufacturing and distribution operations), and cost savings;

•	the seasonal nature of sales of certain of our products;
•	the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals;
•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health, and consumer protection regulations);
•

public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties;

•	the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business;
•

the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations;

•	changes in accounting policies applicable to our business;
•

our discretion to conduct, suspend or discontinue our share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners including open-market purchases or privately negotiated transactions);

•	our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income;

•

our ability to consummate the announced Hardware and Home Improvement (“HHI”) divestiture on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions and our ability to realize the benefits of the transaction, including reducing the leverage of the Company, invest in the organic growth of the Company, fund any future acquisitions, return capital to shareholders, and/or maintain its quarterly dividends;

•	the risk that regulatory approvals that are required to complete the proposed HHI divestiture may not be realized, may take longer than expected or may impose adverse conditions;
•	our ability to successfully integrate the Tristar Business into the Company’s Home and Personal Care business and realize the benefits of this acquisition;
•

our ability to separate the Company’s Home and Personal Care business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business;

•

our ability to create a pure-play company composed of our Global Pet Care and Home & Garden business and to realize the expected benefits of such creation, and within anticipated time period, or at all;

•	our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance
•	the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles;
•	the impact of economic, social and political conditions or civil unrest in the U.S. and other countries; and
•

the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K and subsequent Quarterly Report(s) on Form 10-Q.

Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports, as applicable. You should assume the information appearing in this Proxy Statement is accurate only as of the end of the period covered by this Proxy Statement, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

APPENDIX A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains non-GAAP metrics such as organic net sales and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization). While we believe organic net sales and Adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales. We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of net sales to organic net sales for the fiscal year ended September 30, 2021 compared to net sales for the fiscal year ended September 30, 2020.

	September 30, 2021					Net Sales September 30, 2020
(in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales		Variance
HPC	$1,260.1	$(31.1)	$1,229.0	$—	$1,229.0	$1,107.6	$121.4	11.0%
GPC	1,129.9	(18.4)	1,111.5	(99.5)	1,012.0	962.6	49.4	5.1%
H&G	608.1	—	608.1	(23.2)	584.9	551.9	33.0	6.0%

Total	$2,998.1	$(49.5)	$2,948.6	$(122.7)	$2,825.9	$2,622.1	$203.8	7.8%

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects the ongoing operating performance and trends of our segments, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants.

EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity-based compensation based upon achievement of long-term performance metrics under the Company’s LTIP; and generally consist of non-cash, stock-based compensation. During the year ended September 30, 2021, other incentive compensation also includes incentive bridge awards issued due to changes in the Company’s LTIP that allowed for cash based payment upon employee election but does not qualify for share-based compensation. All bridge awards fully vested in November 2020;

•	Restructuring and related charges, which consist of project costs associated with the restructuring initiatives across the Company’s segments;

•

Transaction related charges that consist of (1) transaction costs from acquisitions or subsequent project costs directly associated with integration of an acquired business with the consolidated group; and (2) transaction costs from divestitures and subsequent project costs to facilitate separation of shared operations, including development of transferred shared service operations, platforms and personnel transferred, and exiting of transition service arrangements (TSAs) and reverse TSAs;

•

Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions supporting the Company’s business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, TSAs, elimination of extraneous costs or re-allocation or absorption by existing continuing operations following the completed sale of the discontinued operations;

•	Gains and losses attributable to the Company’s investment in Energizer common stock. During the year ended September 30, 2021, the Company sold its remaining shares in Energizer common stock;

•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;

•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations after an acquisition;

•

Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the year ended September 30, 2021;

•	Incremental costs realized under a three-year tolling agreement entered into with the buyer in consideration with the divestiture of the Coevorden Operations on

March 29, 2020, for the continued production of dog and cat food products purchased to support GPC commercial operations and distribution in Europe;

•	Gain on extinguishment of the Salus CLO debt due to the discharge of the obligation during the year ended September 30, 2020;

•

Foreign currency gains and losses attributable to multicurrency loans for the year ended September 30, 2020, that were entered into with foreign subsidiaries in exchange for the receipt of divestiture proceeds by the parent company and the distribution of the respective foreign subsidiaries’ net assets as part of the GBL and GAC divestitures; and

•

Other adjustments primarily consisting of costs attributable to (1) incremental fines and penalties realized for delayed shipments following the transition of a third-party logistics service provider in GPC during the year ended September 30, 2021; (2) costs associated with Salus operations during the years ended September 30, 2021 and 2020 as they are not considered a component of continuing commercial products company; (3) expenses and cost recovery for flood damage at the Company’s facilities in Middleton, Wisconsin recognized during the year ended September 30, 2020; and (4) incremental costs for separation of a key executives during the year ended September 30, 2020

The following is a reconciliation net income from continuing operations to Adjusted EBITDA for the fiscal years ended September 30, 2021 and 2020.

SPECTRUM BRANDS HOLDINGS, INC. (in millions)	Year Ended September 30, 2021	Year Ended September 30, 2020
Net income (loss) from continuing operations	$15.3	$(52.4)
Income tax (benefit) expense	(26.4)	27.3
Interest expense	116.5	93.7
Depreciation and amortization	117.0	114.7

EBITDA	222.4	183.3
Share and incentive based compensation	29.4	36.1
Restructuring and related charges	40.3	71.6
Transaction related charges	56.3	23.1
Unallocated share costs	26.9	17.4
(Gain) loss on Energizer investment	(6.9)	16.8
Loss on sale of Coevorden operations	–	26.8
Write-off from impairment of intangible assets	–	24.2
Foreign currency loss on multicurrency divestiture loans	–	3.8
Salus CLO debt extinguishment	–	(76.2)
Inventory acquisition step-up	7.3	–
Legal and environmental remediation reserves	6.0	–
Coevorden tolling related charges	6.2	–
Other	3.9	(3.0)

Adjusted EBITDA	$391.8	$323.9

Net Sales	$2,998.1	$2,622.1

Adjusted EBITDA Margin	13.1%	12.4%

Pro Forma Adjusted EBITDA. The following tables show the Company’s Pro Forma Adjusted EBITDA for the fiscal years ended September 30, 2021 and 2020. Pro Forma Adjusted EBITDA is defined as the Company’s Adjusted EBITDA, further adjusted to include the results of the Company’s Hardware and Home Improvement (“HHI”) segment.

Twelve Month Period Ended September 30, 2021 (in millions)	Continuing Operations	HHI	Proforma including HHI
Net income	$15.3	$180.5	$195.8
Income tax (benefit) expense	(26.4)	63.2	36.8
Interest expense	116.5	47.9	164.4
Depreciation and amortization	117.0	31.1	148.1

EBITDA	222.4	322.7	545.1
Share and incentive based compensation	29.4	0.9	30.3
Restructuring and related charges	40.3	0.7	41.0
Transaction related charges	56.3	-	56.3
Unallocated shared costs	26.9	(26.9)	-
Gain on Energizer investment	(6.9)	-	(6.9)
Inventory acquisition step-up	7.3	-	7.3
Legal and environmental remediation reserves	6.0	-	6.0

Coevorden tolling related charges	6.2	-	6.2
Other	3.9	-	3.9

Adjusted EBITDA	$391.8	$297.4	$689.2

Net Sales	$2,998.1	$1,615.8	$4,613.9

Adjusted EBITDA Margin	13.1%	18.4%	14.9%

Twelve Month Period Ended September 30, 2020 (in millions)	Continuing Operations	HHI	Proforma including HHI
Net (loss) income	$(52.4)	$136.9	$84.5
Income tax expense	27.3	43.6	70.9
Interest expense	93.7	50.8	144.5
Depreciation and amortization	114.7	33.9	148.6

EBITDA	183.3	265.2	448.5
Share and incentive based compensation	36.1	7.5	43.6
Restructuring and related charges	71.6	1.0	72.6
Transaction related charges	23.1	-	23.1
Unallocated shared costs	17.4	(17.4)	-
Loss on Energizer investment	16.8	-	16.8
Loss on sale of Coevorden operations	26.8	-	26.8
Write-off from impairment of intangible assets	24.2	-	24.2

Foreign currency loss on multicurrency divestiture loans	3.8	-	3.8
Salus CLO debt extinguishment	(76.2)	-	(76.2)
Other	(3.0)	$-	(3.0)

Adjusted EBITDA	$323.9	$256.3	$580.2

Net Sales	$2,622.1	$1,342.1	$3,964.2

Adjusted EBITDA Margin	12.4%	19.1%	14.6%

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